As filed with the Securities and Exchange Commission on February 22, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DATAWAVE SYSTEMS INC.
Name of Small Business Issuer in Its Charter

State of Delaware State or Jurisdiction of Incorporation or Organization	4812 Primary Standard Industrial Classification Code Number	98-0186455 I.R.S. Employer Identification Number

Wayne Interchange Plaza 1 145 Route 46 West Wayne, NJ 07470 (973) 774-5000 Address and Telephone Number of Principal Executive Offices	Joshua Emanuel, Chief Executive Officer
Wayne Interchange Plaza 1
145 Route 46 West
Wayne, NJ 07470
(973) 774-5050
Name, Address and Telephone Number of
Principal Place of Business and Agent for Service
Copies of all communications to the foregoing to be sent to:
Timothy M. Woodland
Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104
(206) 587-0700
Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:	☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per unit(2)	Offering Price(2)	Registration Fee
Common Stock, $.001 par value per share	32,384,530 shares (3)	$0.31	$10,039,204.30	$1,074

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Pursuant to Rules 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share of common stock has been calculated on the basis of the market price per share of common stock, calculated as the average of the bid ($0.31) and ask ($0.31) prices for one share of common stock as reported by the OTC Bulletin Board on February 21, 2006.

(3)	The amount to be registered hereunder consists of 32,384,530 shares of common stock held by two selling stockholders.
The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED FEBRUARY 22, 2006
PRELIMINARY PROSPECTUS
32,384,530 Shares
DATAWAVE SYSTEMS INC.
Common Stock

Selling stockholders of DataWave Systems Inc. are offering for sale up to 32,384,530 shares of our common stock.
We will not receive any proceeds from the sale of shares offered by the selling stockholders.
The shares of common stock offered will be sold as described under the heading “Plan of Distribution,” beginning on page 13.
Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “DWVS.” On February 21, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $0.31 per share.

THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. WE REFER YOU TO “RISK FACTORS,” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006

PROSPECTUS SUMMARY
You should read this summary together with the more detailed information contained in this prospectus, including our financial statements and related notes.
About This Offering
This prospectus covers the resale of up to an aggregate of 32,384,530 shares of our common stock by two of our stockholders. See “SELLING STOCKHOLDERS” beginning on page 12 below. These shares consist of the following:
•	7,500,000 shares of common stock held by Sigma Opportunity Fund, LLC (“Sigma Fund”); and

•	24,884,530 shares of common stock currently issued and outstanding held by Integrated Data Corp. (“IDC”).
The number of shares outstanding before and after this offering are set forth below:
•	common stock outstanding before the offering 54,326,834 shares

•	common stock outstanding after the offering 54,326,834 shares
This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.
About Our Company
We are a developer and provider of prepaid and stored-value programs. We sell and distribute prepaid and stored value products using a proprietary system for activating products at the point-of-sale. We have designed, developed, own, manage and continually enhance an intelligent, automated, direct merchandising network. This network, which operates through various point-of-sale-activation devices or web-based applications, allows for point-of-sale-activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. Our systems are scalable and flexible and can be readily modified to offer new premium stored-value products, such as prepaid gift cards and prepaid Internet cards. In addition, we sell prepaid calling cards and point-of-sale activated prepaid cellular personal identification numbers (“PINs”) on a wholesale basis to certain retail operators and other customers.
We operate our business primarily through our subsidiaries and are primarily involved in the sale and distribution of prepaid and stored value products using our proprietary technologies. We develop, own and operate point-of-sale technology, including terminals that we market and place through the United States and Canada.
Our principal operating office is located at Suite 110, 13575 Commerce Parkway, Richmond, British Columbia, Canada V6V 2L1 and our phone number is 604.295.1800. Our executive office is located at Wayne Interchange Plaza One, 145 Route 46 West, 3rd Floor, Wayne, NJ 07470 and our phone number there is (973) 774-5000. We also maintain an office in Mississauga, Ontario, Canada.
History of the Company
We are currently a Delaware corporation, having completed the continuance of our corporate jurisdiction from the Yukon Territory into the State of Delaware, effective on February 23, 2005. The address of our registered office in Delaware is 1209 Orange Street, Wilmington, Delaware 19801 and the name of our registered agent at that address is The Corporation Trust Company.
Our company was originally incorporated under the laws of the Province of British Columbia on August 12, 1986, under the name Monte Carlo Resources Ltd. On May 16, 1989, we changed our name to C.R. Provini Financial

Services Corp., on January 24, 1994, to DataWave Vending Inc., and on January 15, 1997, to DataWave Systems Inc. On September 1, 2000, we completed a continuance of our corporate jurisdiction from British Columbia to the Yukon Territory. On February 23, 2005, we completed the continuance of our corporate jurisdiction into Delaware.
We have five subsidiaries or associates. Neither we nor any of our subsidiaries or associates have been subject to any bankruptcy, receivership or similar proceedings. The names of our subsidiaries and associates, their dates of incorporation, our percentage voting ownership of each and the jurisdictions in which they are incorporated are as follows:

	Percentage (%)	Date of	Jurisdiction of
Name of Subsidiary or Associate	Interest Held	Incorporation	Incorporation

DataWave Services (Canada) Inc.	100%	April 28, 1992	British Columbia
DataWave Systems (U.S.) Inc.	100%	February 8, 1995	Nevada
DataWave Services (U.S.) Inc.(1)	100%	February 8, 1995	Nevada
CXP Canada Inc.	100%	March 10, 1995	Canada
Nextwave Card Corp.	50%	June 1, 2003	Alberta

(1) Wholly-owned subsidiary of DataWave Systems (U.S.) Inc., a first-tier wholly-owned subsidiary of the Company.
RISK FACTORS
This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Factors Relating to Our Company and Our Business
In the past three fiscal years ended March 31, 2005, and for the nine-month period ended December 31, 2005 we have reported earnings, but we have a past history of significant losses. Our history of fluctuating operating results raises doubt about our ability to achieve sustainable profitability.
We began offering merchandising services in 1994 and first offered prepaid phone card services in 1996. Accordingly, we have a limited operating history upon which investors may base an evaluation of our performance. As a result of operating expenses and development expenditures, we have incurred an accumulated deficit of $12,337,213 as of December 31, 2005. We expect our operating expenses to continue to increase with the expansion of our installed base of distribution points and with increasing marketing and development of our prepaid products and services.
     We have low working capital which may adversely affect our ability to grow or provide continuing operations.
We began selling prepaid cellular in PINs in Canada in 2002. We have had to make significant investments in inventory and expect this trend to continue as the business grows. If we are unable to sell our inventory or to collect the receivables in a timely manner, working capital will be reduced and this may adversely affect our ability to operate; in particular, to acquire additional inventory and pay our debts as they come due. Our growth requires significant capital investment in new terminals. To date, we have financed this capital expenditure from working capital.
The loss of any of our key customers could have a material adverse effect on our business, financial condition and results of our operations.

For the fiscal year ended March 31, 2005, 51% of our net revenues came from ten customers (19% from one customer), compared with 44% (16% from one customer) in fiscal 2004. Our ten largest customers accounted for 71% of revenues in the nine months ended December 31, 2005 compared with 60% in the same period last year. Loss of one or several of these customers would have a material adverse effect on our business, financial condition and results of operations.
The loss of our suppliers in Canada and the United States could have an adverse effect on our ability to provide continuing operations.
In fiscal 2005, four main suppliers accounted for 32%, 19%, 18% and 13% respectively of our gross purchases in fiscal 2005 (28%, 25%, 18% and 12% in fiscal 2004). In Canada, we rely primarily on our relationship with the major telecommunications companies for prepaid cellular airtime, and Canquest and IDT Corporation for prepaid long distance telephone services. We are reliant on these suppliers for services provided to major accounts. Loss of these services would have a material adverse effect on our ability to provide continuing operations, or, if we can access alternate services, they may be available only at higher costs which cannot be passed on to our customers.
In the United States, we rely primarily on our relationship with AT&T for prepaid long distance telephone service, as well as for joint marketing of the AT&T Prepaid Card and our network systems. A significant portion of the prepaid phone cards sold in the United States by us are AT&T Prepaid Cards, and we utilize the AT&T brand name as the primary identity on most of our free-standing machines. Loss of use of the AT&T brand name or connection could result in substantial loss of revenues for our United States operations.
Production and maintenance of free-standing machines consists of the assembly and testing by us of a high volume of quality components manufactured by third parties. We are dependent on a limited number of suppliers for certain of our key components, such as radio modems. We purchase component parts on a purchase order basis and have no supply commitments from any of our suppliers. Our reliance on certain vendors, as well as industry supply conditions generally, subject us to various risks, including the possibility of a shortage or a lack of availability of key components, quality control problems, increases in component costs and reduced control over delivery schedules, any of which could adversely affect our manufacturing and assembly process and thus our business and results of operations.
If we are not able to obtain further financing our business operations may fail.
As a growing business, we typically need more capital than we have available to us or can expect to generate through the sale of our products. There is no guarantee that we will be able to continue to raise funds needed for the growth of our business and our continuing operations. Failure to raise the necessary funds in a timely fashion may limit our growth and continuing operations, and may even cause us to fail.
We face currency risks associated with fluctuating foreign currency exchange rates.
For the fiscal year ended March 31, 2005, approximately 58.9% of our sales were denominated in Canadian dollars, and for the nine months ended December 31, 2005, approximately 64.2% of our sales were denominated in Canadian dollars. A decrease in the value of the Canadian dollar in relation to the U.S. dollar after establishing prices and before our receipt of payment and conversion of such payment to U.S. dollars would have an adverse effect on our operating results. Although the recent strengthening of the Canadian dollar has had a positive impact on our revenue and foreign exchange gains attributable to sales in Canada, it has also negatively impacted our cost of revenues which may be denominated in Canadian dollars. As of December 31, 2005, we have not entered into foreign currency contracts or other derivatives to mitigate the potential impact of foreign currency fluctuation.
We have limited operating facilities and if we are unable to deliver our service in a timely manner, then we may lose some customers and their orders.
Our primary operations, including information systems (including the server and databases for our network systems), customer service, assembly and production and general administration, are housed in a single facility in

Richmond, British Columbia, Canada, with a co-location (back-up) facility at an MTS Allstream Inc. hosted facility in Vancouver, British Columbia, Canada. Any disruption to our operations at the facilities in Richmond and Vancouver due to fire, natural disaster or otherwise, could have a material adverse effect on our business, financial condition and results of operations. Our operations are also dependent on the integrity of our network systems. In the event that our network systems (including the wireless and landline networks of other parties used by our network systems) experience substantial down time due to power loss, technical failure, unauthorised intrusion or other interruptions, our business and operations could be materially adversely affected.
Our inability to protect our proprietary technology will adversely affect our business.
We have sought to protect our proprietary technology through a combination of copyright, patent, trademark and trade secret laws, non-disclosure agreements and other forms of intellectual property protection. We have obtained patent protection for two of our planned products, multiple service provider prepaid wireless service card and multiple denomination currency receiving and prepaid card dispensing apparatus, from the United States Patent and Trademark Office. In addition, we have filed patent applications with the United States Patent and Trademark Office and have patents pending for the credit extension process using a prepaid card and prepaid broadband internet and software service method and apparatus. We have also filed patent applications with the Canadian Intellectual Property Office and have patents pending for the credit extension process using a prepaid card, multiple denomination currency receiving and prepaid card dispensing apparatus, and multiple service provider prepaid wireless service card. There is no assurance that any of our pending patents will be granted. Furthermore, there can be no assurance that our patents, and generally intellectual property rights, would be upheld if challenged.
Although we rely, in part, on contractual provisions to protect our trade secrets and proprietary know-how, there is no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors.
Although no lawsuits against us regarding infringement of any existing patents or other intellectual property rights are pending, nor have any claims been asserted, there can be no assurance that our operations do not or will not violate the intellectual property rights of others, or that no infringement claims will be asserted by third parties against us in the future. An assertion or finding of infringement against us could have a material adverse effect on our business, financial condition and results of operations. In addition, our failure to obtain licenses required from third parties whose technology and intellectual property we may need could delay or prevent the development, manufacture or sale of products.
We could face declining transaction fees which will adversely affect our revenues.
An increasing portion of our revenues is generated from transaction and service fees that we charge to our customers. The flexibility of our technology allows it to be used for a wide variety of prepaid and stored value products, including products with relatively strong margins for which a relatively sizeable transaction fee may be charged. This diversification of products deliverable through our technology also decreases our reliance on any one supplier. As various segments of the prepaid and stored value market mature, however, the margins on such products may decrease. This decrease may exert a negative pressure on the transaction and service fees that we may charge. Such decline will negatively impact our revenues.
We could experience theft of our products and credit card fraud which could materially affect the operations of our business.
We have not experienced any material losses from theft to date but prepaid product users may attempt to obtain products without rendering payment to us by unlawfully using our access numbers and PINs. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. We utilize national credit card clearance systems for electronic credit card settlement. We generally bear the same credit risks normally assumed by other users of these systems arising from returned transactions caused by unauthorised use, disputes, theft or fraud. To minimize our financial exposure, we limit the total amount that a customer may charge to purchase a prepaid product and also limit the amount that a customer may charge within a specified time frame using any free-standing machine. Although we believe that our risk management practices and bad debt reserves are adequate, there can be no assurance that such practices and reserves will protect us from theft of products, fraud and credit card losses, any of which could have a material adverse effect on our business, financial condition and results of operations.
We can also incur fraud loss from fraudulent, improper or unauthorised use of prepaid debit / stored value card being issued by alliances and joint ventures we may be or could become involved in. We have not experienced any material losses to date resulting from involvement in alliances or joint ventures that issue prepaid debit / stored value cards, although we are still in the early stages of product roll-out. To minimize our financial exposure, we closely monitor prepaid debit / stored value cards usage to detect fraudulent, improper or unauthorised use as do the financial institutions issuing the prepaid debit and credit cards under a license.
We depend on experienced management and key technical employees and if we are unable to retain or hire such management and key technical employees in the future, then our ability to improve and implement new systems could be adversely affected.
Our growth has placed, and is expected to continue to place, significant demands on all aspects of our business including our management, financial, technical and administrative personnel and systems. Our future operating results may largely depend upon our ability to manage growth, including improving and implementing new systems and attracting, retaining, training, managing and motivating skilled employees, particularly managers and other senior technical personnel. There can be no assurance that a sufficient number of skilled employees will continue to be available to us or that we will be successful in training, retaining and motivating current or future employees or that such employees will achieve expected levels of performance. In addition, as we increase our service offerings and expand our target markets, there will likely be additional demands on our sales and marketing resources. We also rely on outside contractors to install and maintain our free-standing machines. Our inability to find and contract with sufficiently experienced contractors could have a material adverse effect on our operations, including decreased free-standing machine placements and increased machine servicing costs.
The loss of Joshua Emanuel or other key employees would have a materially adverse effect on our business.
We believe that continued success will depend in large part upon the efforts and abilities of a number of key employees. The loss of the services of Joshua Emanuel as President and Chief Executive Officer or any one or more of our other key personnel could have a material adverse effect on our business because of their knowledge of the prepaid industry and their business acumen. We have a written employment agreement with Mr. Emanuel but we do not have a key person insurance policy in place for Mr. Emanuel . Also see “MANAGEMENT” below.
Some of our assets and some of our officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our officers.
We are organized under the laws of Delaware, United States. Several of our officers reside outside the United States, and nearly all of the assets of these persons and our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons and it may difficult for investors to enforce against us or such persons judgments predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against any of our officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws.
As a result of the continuation of our incorporation from the Yukon Territories into the State of Delaware in February 2005, our company may be subject to Canadian income tax liabilities which may adversely affect our company’s working capital.

Upon the continuance, under Canadian tax laws our company was deemed to have disposed of all of its property at fair market value. Such deemed disposition may cause our company to incur Canadian tax liabilities. The continuance also made our company subject to a potential corporate emigration tax based on the amount by which the fair market value of all of our company’s property exceeded the aggregate of its liabilities and the amount of paid-up capital on all of its issued and outstanding shares as at the time of the continuance. Our company’s management, in consultation with certain of our company’s advisors, has reviewed our company’s assets, liabilities, paid-up capital, and tax loss carryforwards, and has concluded that no Canadian federal taxes should be payable by our company as a result of the continuance. However, there can be no assurance that the Canada Revenue Agency (“CRA”) will accept the valuations or the positions that our company has adopted in calculating the amount of Canadian tax that would be payable upon the continuance, including our company’s calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after we have made the requisite filings with the CRA in respect of the continuance that no Canadian federal taxes are due as a result of the continuance or that the amount of Canadian federal tax found to be due will not be significant.
Certain Factors Relating to Our Industry
We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.
The prepaid product market is highly competitive and is served by numerous international, national and local firms. In the United States, we compete with major long-distance providers, including but not limited to Qwest, Verizon, MCI and Sprint, as well as with other prepaid phone card distributors, including but not limited to IDT Corporation. We also compete with AT&T in certain locations where AT&T offers prepaid phone cards directly or through other distributors. In Canada, we compete with long-distance providers, as well as with other prepaid phone card distributors, including but not limited to Goldline, TCI and Phone Time. In addition, in both Canada and the United States, as the use of cellular phones and phone charge cards increases, we face increased competition from providers of these products. Many of these competitors have significantly greater financial, technical and marketing resources, much larger distribution networks, and generate greater revenues and have greater name recognition than us. These competitors may be able to institute and sustain price wars, or imitate the features of our network systems products, resulting in a reduction of our share of the market and reduced price levels and profit margins.
In addition, there are relatively low barriers to entry into the prepaid phone card market, and we have faced, and expect to continue to face, additional competition from new entrants. In both the United States and Canada, we also compete with prepaid phone card distributors which own and operate switch and transmission platforms. Such distributors may provide long distance services at a lower cost than us, and offer additional bundled features not available from our long-distance provider such as voicemail and facsimile services. We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including the reliability of competitors’ products and services, the ability of competitors to hire, retain and motivate qualified personnel, the price at which competitors offer comparable services and the extent of competitors’ responsiveness to customer needs. There can be no assurance that we will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not materially adversely affect our business, financial condition and results of operations.
Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.
Currently we derive substantially all of our revenues from the sale of prepaid cellular time and prepaid long distance phone cards. The prepaid products and services industry is characterized by rapid technological change, new products and services, new sales channels, evolving industry standards and changing client preferences. We believe that our success will depend, in significant part, upon our ability to make timely and cost-effective enhancements and additions to our technology and to introduce new products and services that meet customer demands. We expect new products and services to be developed and introduced by other companies that compete with our products and services. The proliferation of new telecommunications technology, including personal and voice communication services over the internet, may reduce demand for long distance services, including prepaid phone cards. There can be no assurance that we will be successful in responding to these or other technological changes, to evolving industry standards or to new products and services offered by our current and future competitors. In addition, we may not have access to sufficient capital for our research and development needs in order to develop new products and services.
Our revenues are seasonal which may result in our operating results being, from time to time, below the expectations of analysts and investors.
We believe that sales of prepaid products are seasonal. Many consumers purchase prepaid long distance and cellular products while traveling during the peak travel months of July, August and September. Sales of these products decrease during most of the shoulder and low travel seasons. Sales of all prepaid products, including gift cards and cash cards, enjoy a peak during the December holiday season. A significant proportion of our operating expenses are fixed in advance for a quarter and if our sales are below expectations in a particular quarter, this could have a material adverse effect on our financial condition and results of operations. We believe that period-to-period statements of our operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of our common shares. Due to the foregoing factors, among others, our operating results may from time to time be below the expectations of analysts and investors.
We are affected by government regulations in the United States and Canada which may delay or hinder our ability to provide services and products.
The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or us can be predicted at this time.
The telecommunications industry is highly regulated in the United States at the federal, state and local levels. Various international authorities may also seek to regulate the services provided or to be provided by us. In the United States, federal laws and the regulations of the Federal Communications Commission (FCC) generally apply to interstate telecommunications, while state public utility commissions, public service commissions or other state regulatory authorities generally exercise jurisdiction over telecommunications that originate and terminate within the same state. In Canada, the telecommunications industry is regulated by the Canadian Radio, Television and Telecommunications Commission (CRTC).
The FCC and state regulatory authorities in the United States and the CRTC in Canada may address regulatory non-compliance with a variety of enforcement mechanisms, including monetary forfeitures, refund orders, injunctive relief, license conditions, and/or license revocation. The regulation of the telecommunications industry is changing rapidly and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to telecommunications companies. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our business, financial condition and results of operations.
United States. We are a switchless distributor of long distance telephone time purchased from carriers such as, but not limited to, AT&T. We believe that we are not regulated as a carrier because our name is not on our prepaid phone cards and the telephone number on the prepaid phone cards is that of the underlying, regulated carrier and not ours. Accordingly, we have not obtained any federal or state authorizations. To the extent that federal or state regulators enforce applicable laws and regulations differently, we may be found in violation of such laws or regulations and may be required to alter our business strategy.
The sale of long distance telephone service through prepaid phone cards may be subject to “escheat” laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility services, including telephone service, that remain unclaimed for a specific period of time after the termination of such services are deemed “abandoned property” and must be submitted to the state. In the event such laws are deemed applicable, we may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on our business, financial condition or results of operations.
Pursuant to the Telecommunications Act of 1996, the FCC was granted the authority to implement certain policy objectives, including the establishment of the Universal Service Fund. The purpose of the Universal Service Fund is to subsidize the provision of local telecommunications services to low-income consumers, schools, libraries, health care providers and rural and insular areas that are costly to serve. Pursuant to a FCC order, Universal Service Fund contributions are generally equal to approximately four percent of a carrier’s interstate and international gross revenues, and approximately one percent of its intra-state “end user” gross revenues, effective January 1, 1998. The FCC is expected to adjust the amount of these contributions each calendar quarter, and they may increase significantly in future periods. Our underlying carriers may pass their respective costs through to us.
The taxation of prepaid telephone card sales and use is evolving and is not specifically addressed by the laws of many of the states in which we do business. Some states and localities charge a tax on the point-of-sale purchase of prepaid telephone cards while others charge a tax on usage of prepaid telephone cards. While we believe that we have adequate funds reserved for any taxes we may ultimately be required to pay, there can be no assurance that this will be the case. In addition, certain authorities may enact legislation which specifically provides for taxation of prepaid telephone cards or other services provided by us or may interpret current laws in a manner resulting in additional tax liabilities to us.
Canada. We have a license to resell long distance telephone time from the CRTC, a federal body which regulates media and telecommunications in Canada. The CRTC has similar powers to the FCC in the United States. Any telecommunications service provider in Canada is required to be licensed by the CRTC. We believe that we have all necessary CRTC licenses to carry on our business. Revenues generated from long distance and international communications operations are taxed according to set tariffs. The license that we have from CRTC is applicable for those who do not operate their own telecommunications facilities, and requires us to make contributions based on our revenues according to set tariffs.
In addition, most provinces charge provincial sales taxes on products and services. In some cases we are liable to collect the sales taxes and remit to the provinces. We believe we have taken adequate steps to collect and remit the sales taxes where necessary, but our failure to do so would result in us being liable for taxes owed, which could adversely affect our financial condition.
Prepaid debit / stored value cards that are issued by alliances and joint ventures that we are party to are subject to banking rules and regulations and regulatory approval. The financial institution issuing such cards also must ensure that the program(s) comply with Bank Safety and Soundness regulations of the United States Office of the Comptroller of the Currency and all other U.S. Office of the Comptroller of the Currency regulations such as Privacy, Know Your Customer, Anti-Money Laundering and the Patriot Act to name a few. Our failure to comply could adversely affect our business plan and revenues if any required approvals are withdrawn.
Certain Factors Related to Our Common Stock
Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.
Our common stock is considered a “penny stock”, which is generally defined as any equity security that has a market price less than $5.00 per share and which is not traded on a national market system. As a result, our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and suitability requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of our common stock.
The National Association of Securities Dealers, or NASD, has adopted suitability requirements which may also limit a stockholder’s ability to buy and sell our stock.
In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit investors’ ability to buy and sell our stock and have an adverse effect on the market for our shares.
Our common stock is illiquid and subject to price volatility unrelated to our operations.
Our common shares are currently traded on the OTC Bulletin Board, under the symbol “DWVS”. The average daily trading volume for our common stock during the previous three months prior to the date of this prospectus has been approximately 60,000 shares. Therefore, holders of our common stock may have difficulty selling their shares in the public markets. As a result of the registration statement we are filing for this offering, a significant number of restricted and control shares have been registered and will be available for resale.
Sales of a substantial number of shares of our common stock in the public market (including the shares offered under this prospectus, and shares available for resale under Rule 144 under the Securities Act) or the perception that such sales could occur, could significantly depress the prevailing market price of our common stock. Further announcements concerning our or our competitors’ technological innovations, new product and service offerings, changes in government regulations, conditions in our market segment or changes in earnings estimates by analysts may cause the price of our common shares to fluctuate substantially. In addition, stock prices for many technology and telecommunications companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the trading price of our common shares.
The price of our common stock may be volatile, and a stockholder’s investment in our common stock could suffer a decline in value.
There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. In addition, there is a greater chance for market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to our industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.
We do not intend to pay cash dividends, so any return on a stockholder’s investment must come from appreciation.
We have not declared dividends on our common stock in the past, and do not intend to declare dividends on our common stock in the foreseeable future. As a result, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.
Integrated Data Corp. owns a significant portion of the outstanding shares of our common stock and effectively controls our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.
Our largest stockholder, Integrated Data Corp., beneficially owns approximately 45.8% of our outstanding shares. Accordingly, this single stockholder may be able to influence the outcome of stockholder votes, involving the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by our existing stockholder could have the effect of delaying, deferring or preventing a change in control of our company. IDC is a selling stockholder under this prospectus. See “SELLING STOCKHOLDERS” below.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements, including statements about
•	our existing working capital and cash flows and whether and how long these funds may be sufficient to fund our operations,

•	the growth of the prepaid and stored value products and services,

•	the development of new services and products and the expansion of the market for our current services and products,

•	implementing aspects of our business plan and strategies,

•	financing goals and plans.
The forward-looking statements in this prospectus reflect management’s current views and expectations with respect to our business, strategies, services and products, future results and events, and financial performance. In general, all statements other than statements of historical fact, including future results of operations or financial position, made in this prospectus should be considered forward looking. Our forward-looking statements are primarily located in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business.” In addition, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “desire,” “goal,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in or implied by these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled “Risk Factors” and other factors discussed in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus.
Forward-looking statements involve known and unknown risks and uncertainties, including those discussed in this prospectus. We make cautionary statements in the “Risk Factors” section of this prospectus and in other parts of this prospectus. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, as well as in the materials incorporated by reference into this prospectus.

We are not obligated nor do we undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives might not occur.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. We expect to be reimbursed for all out-of-pocket expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. See “PLAN OF DISTRIBUTION.”
SELLING STOCKHOLDERS
The 32,384,530 shares offered for resale pursuant to this prospectus consist of the following:
•	7,500,000 shares currently issued and outstanding, beneficially owned by Sigma Opportunity Fund, LLC; and

•	24,884,530 shares currently issued and outstanding, beneficially owned by Integrated Data Corp.
The table below sets forth certain information about the selling stockholders, including the number of shares of common stock known to us as being beneficially owned by each selling stockholder as of February 20, 2006, and the number of shares being registered hereunder and that may be offered for sale from time to time by the selling stockholders. To our knowledge and except as noted in the table below, following the offering and sale of the shares, none of the selling stockholders will beneficially own more than one percent of the issued and outstanding shares of common stock. See also “PRINCIPAL STOCKHOLDERS” below.
The following table assumes that the selling stockholders will sell all of the shares offered by them in this offering. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus, and we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

	Beneficial Ownership Prior to			No. of Shares	Beneficial Ownership After
	Offering			of Common	Offering
Selling Stockholder	Number		Percent	Stock Offered	Number	Percent

Sigma Opportunity Fund, LLC (1)	7,500,000	(2)	13.8%	7,500,000	0	0
Integrated Data Corp. (3)	24,884,530		45.8%	24,884,530	0	0
TOTAL	32,384,530		59.6%	32,384,530	0	0

(1)	To our knowledge, Sigma Fund has sole investment and voting power with respect to the shares of common stock beneficially owned by it, except that Sigma Capital Advisors, LLC, a Delaware limited liability company (“Sigma Advisors”), by virtue of being the managing member of Sigma Fund, and Sigma Capital Partners, LLC, a Delaware limited liability company (“Sigma Partners”), by virtue of being the sole member of Sigma Advisors, and Thom Waye by virtue of being the sole member of Sigma Partners may be deemed control persons of the shares owned by Sigma Fund. On January 17, 2006, our Board of Directors appointed Thom Waye, the manager of Sigma Fund, to our Board of Directors. Other than Mr. Waye being a director of our company, Sigma Fund has not held any position or office with our company or has had, except as described in this prospectus, any material relationship with us within the past three years. See “MANAGEMENT” below.
(2)	These shares were issued to Sigma Fund on February 17, 2006 upon the conversion of a convertible note (the “Convertible Note”) held by Sigma Fund. The Convertible Note was for the principal amount of $600,000, bore no interest, and was convertible into our shares of common stock at a conversion rate of $0.08 per share for a total of 7,500,000 shares. If the Convertible Note had not been converted, it would have been due on February 1, 2007 and would have been payable, at our option, either in cash or by the issuance of 7,500,000 newly issued shares of common stock. We originally issued the Convertible Note to Integrated Data Corp. in part payment for our buy back of an exclusive international license for our technology. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below. Subsequently, in December 2005, the Convertible Note was transferred to Sigma Fund. In connection with the transfer of the Convertible Note to Sigma Fund, we entered into a registration rights agreement with Sigma Fund, pursuant to which we agreed to file the registration statement of which this prospectus constitutes a part to register for resale the 7,500,000 shares of common stock issued upon the conversion of the Convertible Note. We agreed with Sigma Fund to keep the registration statement of which this prospectus constitutes a part effective for up to two years after its effective date or until such earlier time as all of the shares are resold or all of the unsold shares have become eligible for immediate resale pursuant to Rule 144(k). See “PLAN OF DISTRIBUTION” below.

(3)	To our knowledge, IDC has sole investment and voting power with respect to the shares of common stock beneficially owned by it. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below.
PLAN OF DISTRIBUTION
The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the OTC Bulletin Board or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:
•	block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	over-the-counter distributions in accordance with the rules of the NASD;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	put or call option transactions relating to the shares;

•	privately negotiated transactions;

•	through the distribution of the shares by any selling stockholder to its creditors, stockholders, partners, members or employees; and

•	any combination of any of these methods of sale
We will not receive any of the proceeds from the sale of shares by the selling stockholders. Integrated Technology & Systems Ltd., a greater than 20% shareholder of IDC, has agreed to reimburse us for all of our out-of-pocket expenses incurred in connection with the preparation and filing of the registration statement with respect to the 7,500,000 shares held by Sigma Fund, which were issued upon conversion of the Convertible Note, and any post-effective supplements and amendments to the registration statement. IDC has confirmed that it will cover all of our out-of-pocket expenses relating to the inclusion of IDC’s shares in the registration statement. The selling stockholders will be responsible for all selling commissions, underwriting fees and stock transfer taxes applicable to the sale of shares pursuant to this prospectus.

In addition, selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than pursuant to this prospectus, provided they meet the criteria and conform to the requirements of Rule 144.
In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will not be responsible for any commissions, discounts or other concessions received by underwriters, dealers or agents.
In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.
The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.
The selling stockholders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling stockholders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby. To the extent required by law, we may require the selling stockholders, and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M under the Securities Exchange Act before authorizing the transfer of the selling stockholders’ shares of common stock.
To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In particular, upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:
•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and

•	other facts material to the transactions.
In connection with the sale of shares of common stock being offered hereunder, pursuant to our registration rights agreement with Sigma Fund, we have agreed to indemnify Sigma Fund, and any person controlling it, against certain liabilities, including liabilities under the Securities Act of 1933, and Sigma Fund has agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.
We have agreed with Sigma Fund to register the 7,500,000 shares held by it, which were issued upon conversion of the Convertible Note, and to keep the registration statement of which this prospectus constitutes a part effective for up to two years after its effective date or until such earlier time as all of the shares are resold or all of the unsold shares have become eligible for immediate resale pursuant to Rule 144(k).
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Common Stock
Our common shares are traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) in the United States under the symbol “DWVS”.
The following tables set forth, for the periods indicated, the high and low bid information for our common shares, as regularly quoted on the OTC Bulletin Board. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Trading on the OTC Bulletin Board commenced in the second quarter of fiscal 1998.

	High	Low
Fiscal 2006:
Fourth quarter (through February 1, 2006)	$0.35	$0.20
Third quarter (ended December 31, 2005)	0.23	0.17
Second quarter (ended September 30, 2005)	0.24	0.15
First quarter (ended June 30, 2005)	0.19	0.14

Fiscal 2005:
Fourth quarter (ended March 31, 2005)	0.21	0.06
Third quarter (ended December 31, 2004)	0.14	0.04
Second quarter (ended September 30, 2004)	0.09	0.05
First quarter (ended June 30, 2004)	0.12	0.08
Fiscal 2004:
Fourth quarter (ended March 31, 2004)	0.11	0.08
Third quarter (ended December 31, 2003)	0.14	0.09
Second quarter (ended September 30, 2003)	0.16	0.11
First quarter (ended June 30, 2003)	0.18	0.10
Holders
As of February 20, 2006 there were 54,326,834 shares of common stock issued and outstanding, held by approximately 176 stockholders of record.
Dividends
We have not paid dividends on the common stock in the past and do not anticipate paying dividends in the near future. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends. Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All of our shares of common stock are entitled to an equal share in any dividends declared and paid.
We anticipate that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends on our equity in the foreseeable future. Any future determination with regard to the payment of dividends will be at the discretion of our Board of Directors and will be dependent upon our future earnings, financial condition, applicable dividend restrictions and capital requirements and other factors deemed relevant by the Board of Directors.
Securities authorized for issuance under equity compensations plans
The following table gives information as of March 31, 2005, the end of our most recently completed fiscal year, about shares of common stock that may be issued upon the exercise of options under our 1998 Stock Option Plan and our 2000 Stock Option Plan, which are our only existing equity compensation plans. See also “Note 4(c) to Consolidated Financial Statements of DataWave Systems Inc. for the years ended March 31, 2005 and 2004” included in this Report.
We do not expect to issue any further options under the 1998 Stock Option Plan. As of March 31, 2005, stock options in respect of 572,500 shares were outstanding under the 1998 Stock Option Plan, of which 350,000 were issued to directors and officers of our company.
We are authorized to issue options to acquire up to 5,266,720 common shares of our company under the 2000 Stock Option Plan. As of March 31, 2005, stock options in respect of 2,750,000 common shares were outstanding under the 2000 Stock Option Plan, all of which were issued to the directors and officers of our company.

Number of securities
	to be issued upon	Weighted average
	exercise of	exercise price of	Number of securities
	outstanding options,	outstanding options,	remaining available
Plan category	warrants and rights	warrants and rights	for future issuance
	(a)	(b)	(c )
Equity compensation plans approved by stockholders	3,322,500	$0.12	2,516,720

Equity compensation plans not approved by stockholders	Nil	Nil	Nil

Total	3,322,500	$0.12	2,516,720

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis in conjunction with our consolidated audited financial statements and related notes for the fiscal year ended March 31, 2005, and our consolidated unaudited financial statements and related condensed notes for the nine months ended December 31, 2005, all included elsewhere in this prospectus. Except for historical information, the following discussion contains forward-looking statements. See “CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS” and “RISK FACTORS” above
Overview
We are an innovator and developer of prepaid and stored-value programs. We pioneered our “DataWave Systems” that allow for point-of-sale-activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. This proprietary system works equally well over the Internet, or with various card activation devices. Our network systems have been designed to work both with the prepaid platforms of other parties, as well as telecommunication and financial switches. Our systems are scalable and flexible and can be readily modified to offer new premium stored-value products, such as prepaid gift cards and prepaid Internet cards.
Critical Accounting Estimates and Policies
The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including, among others, those affecting revenues, the allowance for doubtful accounts, and the useful lives of tangible and intangible assets. The discussion below is intended as a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported on our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this prospectus. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.
We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations. This is neither a complete list of all of our accounting policies, nor does it include all the details surrounding the accounting policies we have identified. There are other accounting policies that are significant to our company. For a more detailed discussion on the application of these and our other accounting policies, see “Note 2 to the Consolidated Financial Statements” for the year ended March 31, 2005, included elsewhere in this prospectus.
Use of estimates
The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. We believe that the estimates we use are reasonable; however, actual results could differ from those estimates.
Revenue and cost recognition
     Our revenues are primarily generated from the resale of prepaid long distance and cellular telephone time. Most of our long distance and all our cellular calling cards and virtual vouchers or PINs are activated at the point-of-sale using our proprietary technologies. We recognize revenues when all of the following criteria are met:

•	pervasive evidence of an arrangement exists,

•	delivery has occurred or services have been rendered,

•	the price is fixed or determinable, and

•	collectibility is reasonably assured.
Our revenue in Canada is primarily from the sale of prepaid long distance and from the activation and dispensing of prepaid cellular PINs. Sales of prepaid long distance, in particular company or custom branded cards, where we incur significant inventory risk but do not provide the related telephone time are recognized on a gross basis at the date of sale to the consumer when title to the card transfers, the full obligation to the phone service provider is fixed and determinable, and we have no significant continuing obligations.
Sales of prepaid cellular PINs, where we are not the primary obligor of the related phone service or where we do not incur significant inventory or return risk, are recognised at the date of sale on a net agency basis. The resulting net revenue is calculated as the difference between the gross proceeds received and the cost of the related phone time. Accounts receivable reflect the wholesale value of the PINs and are collected within twenty days.
Fees and Service revenues, also a significant component of our revenues in Canada, include transaction, service and processing fees. The nature of these fees is charges for processing transactions at the point of sale, including prepaid cellular and prepaid long distance. Fees are included in contractual arrangements with our customers and are billed weekly to customers. Revenues from communications processing services and internet services are recognized at the date of sale when no significant continuing obligation exists and the fee is collected or reasonably assured.
Most of our revenue in the United States is from the sale of prepaid long distance through our network of vending machines. As in Canada, sales where we incur significant inventory risk but do not provide the related telephone time are recorded on a gross basis at the date of sale to the consumer when title to the card transfers, the full obligation to the phone service provider is fixed and determinable, and we have no significant continuing obligations. Sales where we are not the primary obligor of the related phone service and where we do not incur significant inventory risk (as the liability to the carrier is incurred at the point-of-sale), are recorded at the date of sale on a net agency basis. The related U.S. accounts receivable is the retail value of the product and is typically collected within two weeks of the sale; this is primarily cash in our vending machines which is collected on a regular basis.
The underlying sales arrangements entered into by us will impact the presentation of revenues, inventory, accounts receivable and resulting margin and working capital.
Cost of revenues for prepaid long distance phone cards consists primarily of long distance telephone time, standard phone cards, net of amounts earned on early payments to suppliers and commissions to agents and site landlords. Direct costs are also associated with the DTM machines including direct production salaries, parts and accessories and costs to service the machines. Cost of revenues for transaction fees and services consists of network and communication service costs, costs of maintaining and supporting point-of-sale activation terminals and third party processing costs for transactions. Cost of revenues exclude depreciation and amortization.
The presentation of the revenues of the majority of our business activities on a net agency basis impacts our financial statements. Where we obtain legal title to PIN and cellular time inventory but are not the primary obligor or do not incur significant unmitigated inventory or return risk, our recording of inventory, the related trade payables and net agency revenue from its sale significantly impacts our financial statements.
Impairment of long-lived assets
We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, we compare the carrying value of the assets to the estimated future undiscounted cash flows. Changes in estimates of cash flow may impact our determination of recoverability. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset. Long-lived assets classified as held for sale are reported at the lower of carrying value and fair value less estimated selling costs. For assets to be disposed of other than by sale, an impairment loss is recognized when the carrying value is not recoverable and exceeds the fair value of the asset.
Goodwill and other intangible assets
We do not amortize goodwill and intangible assets with indefinite lives. Instead, these assets are reviewed annually (or more frequently under certain conditions) for impairment. Other intangible assets comprising customer lists and an international license are amortized over 6 and 5 years respectively, management’s best estimate of their useful lives.
Deferred income taxes
We have certain tax assets relating to historical operating losses. Based on our assessment of the probability of realization we have recorded a full valuation allowance against such assets and have recorded no related tax asset. Future conditions that impact our assessment of such realization may impact the recognition of such assets.
Management’s Summary
Revenues for the nine months ended December 31, 2005 were $23,956,000 compared with $16,595,000 for the nine months ended December 31, 2004. The increase of $7,361,000 or 44.4% is primarily due to an increase in revenues from our prepaid long distance business of $5,722,000 or 42.5%, and an increase of $1,159,000 or 89.5% in revenues from our prepaid cellular business.
The margin (total revenues less cost of revenues, exclusive of depreciation and amortization) for the nine months ended December 31, 2005 was $7,951,000, an increase of $1,711,000 over the nine months ended December 31, 2004. The movement is attributable to an increase in the margin earned in prepaid long distance of $140,000, an increase in the prepaid cellular margin of $1,159,000, an increase in margins from other business of $65,000, and an increase in the fees and services margin of $345,000.
Operating costs and expenses, excluding cost of revenues, increased by $1,244,000 to $6,992,000 for the nine months ended December 31, 2005 compared with $5,748,000 for the nine months ended December 31, 2004. The increase is primarily due to increased salary and benefits costs as a result of hiring additional employees and increased investor relations costs. Depreciation expense associated with the investment in POSA terminals and the purchase of the international license, consulting fees, and investor relations costs were also higher for the nine months compared with the same period last year.
Other income of $128,000 for the nine months ended December 31, 2005 (nine months ended December 31, 2004 — $2,000) is primarily interest on deposits and royalties.
We face currency risks associated with fluctuating foreign currency valuations. For the nine months ended December 31, 2005, approximately 64.2% of our sales were denominated in Canadian dollars. A decrease in the value of the Canadian dollar in relation to the U.S. dollar after establishing prices and before our receipt of payment and conversion of such payment to U.S. dollars would have an adverse effect on our operating results. Although the recent strengthening of the Canadian dollars has had a positive impact on our revenue attributable to sales in Canada, it has also negatively impacted our cost of revenues and operating expenses. As of December 31, 2005, we have not entered into foreign currency contracts or other derivatives to mitigate the potential impact of foreign currency fluctuation.

Selected Financial Operating Data for the Three Month Periods Ended December 31, 2005 and 2004

	Three months Ended December 31
	2005	2004	2005	2004
	$’000	$’000	Percentage of Revenue
Revenue
Sales	$6,473	$4,903	74.8%	72.7%
Net agency sales	2,179	1,845	25.2%	27.3%

Total revenue	8,652	6,748	100.0%	100.0%

Operating costs and expenses

Cost of revenues (exclusive of depreciation and amortization)	5,818	4,425	67.2%	65.6%
General and administrative	1,126	773	13.0%	11.5%
Selling and marketing	462	562	5.3%	8.3%
Product development	446	306	5.2%	4.5%
Merger costs	—	32	0.0%	0.5%
Depreciation and amortization	373	328	4.3%	4.9%

Total operating costs and expenses	8,225	6,426	95.0%	95.3%

Operating income	427	322	5.0%	4.7%
Other income (loss)	54	(1)	0.6%	0.0%
Foreign exchange (loss)	1	5	0.0%	0.1%

Income before income taxes	482	326	5.6%	4.8%

Income taxes	(144)	—	(1.6%)	0.0%
Equity gain (loss) from investee	56	55	0.6%	0.8%

Net income	$394	$381	4.6%	5.6%

Three Months Ended December 31, 2005 compared to the Three Months Ended December 31, 2004
Revenues
For the quarter ended December 31, 2005, revenues were approximately $8,652,000, an increase of $1,904,000, or 28.2% over the $6,748,000 in revenues for the same period last year. The increase in revenues is reflected by both an increase in the traditional prepaid long distance revenues and by an increase in the POSA business, where activation and dispensing of prepaid cellular PINs is the primary product.
Our ten largest customers accounted for 68% of revenues in the quarter ended December 31, 2005 compared with 60% in the same period last year (two major customers accounted for 19% and 11% of revenues in the quarter ended December 31, 2005 and two major customers accounted for 17% and 10% of revenues in the same period last year).

We are actively seeking to expand our customer base for point-of-sale activation of prepaid products to mitigate the risk inherent in such a concentration.
Revenues in Canada and the United States are dependent upon the number of unit placements and locations offering prepaid products. The Company owns and operates POSA terminals, all free-standing machines, over-the-counter units and traditional vending machines.
During the quarter ended December 31, 2005 in Canada we installed 229 POSA terminals, generating an installed base at December 31, 2005 of 4,614 terminals with a further 842 host-to-host locations and distributor operated terminals. During the quarter ended December 2005, daily point-of-sale activations averaged 36,700 compared to the December 2004 daily average of 27,200 activations. We generated transaction fees of $714,000 for the quarter ended December 31, 2005 compared with $442,000 in the same period last year.
Revenues in Canada were $5,352,000 for the quarter ended December 31, 2005 compared with $3,878,000 for the same period last year, an increase of $1,474,000 or 38.0%, which is primarily attributable to an increase in the traditional prepaid long distance revenues, and also an increase in the POSA business.
Gross proceeds for prepaid cellular and prepaid internet products were approximately $40,773,000 for Canada in the quarter ended December 31, 2005 compared with $26,164,000 in the same period last year. We record this revenue on a net agency basis (gross proceeds less payments to suppliers). In the quarter ended December 31, 2005, net agency sales from this business were $961,000 for Canada compared with $495,000 in the same period last year.
Revenues in the United States were $3,297,000 for the quarter ended December 31, 2005 compared with $2,863,000 for the same period last year, an increase of $434,000 or 15.2%, which is attributable to an increase in the traditional prepaid long distance revenues and an increase to transaction fee and service revenues.
Cost of Revenue (exclusive of depreciation and amortization)
Cost of revenue (exclusive of depreciation and amortization) was approximately $5,818,000 or 67.2% of revenues, for the quarter ended December 31, 2005, compared to approximately $4,425,000, or 65.6% of revenues, for the same period last year.
Our cost of revenue consists primarily of payments to carriers who provide long distance telephone time and various services related to the production and shipping of product, supplying and maintaining our network systems, transaction processing costs, site commissions, co-op marketing and volume rebates. In the United States, additional costs are incurred servicing and maintaining our network of free standing machines. The increase in costs of revenue of 31.5% for the quarter ended December 31, 2005 compared to the same period last year is due to the increase in revenues and additional increases in the cost of time.
Margin (total revenues less cost of revenues, exclusive of depreciation and amortization) increased to $2,834,000 in the quarter ended December 31, 2005 compared with $2,323,000 in the same period last year. Margin as a percentage of revenue for the quarter ended December 31, 2005, however, decreased to 32.8% compared with 34.4% for the same period last year. This decrease is primarily attributable to margin as a percentage of revenue on prepaid long distance decreasing from 23.4% in the quarter ended December 31, 2004 to 14.0% in the quarter ended December 31, 2005 due to continued pricing pressure. Prepaid cellular products, which account for 11.5% of total revenues, generate margins as a percentage of gross proceeds of approximately 1% — 3% and are accounted for on a net agency basis. Net agency sales was $994,000 or 35.1% of the total margin in the quarter ended December 31, 2005, compared with $490,000 or 21.1% of the total margin in the same period last year.
Margin on prepaid long distance was $1,057,000 for the quarter ended December 31, 2005 compared with $1,312,000 for the same period last year. Prepaid long distance accounted for 37.3% of margin as a percentage of revenue in the quarter ended December 31, 2005 compared with 56.4% in the same period last year; this reflects the continued shift in our business from traditional prepaid long distance to the new POSA products.

General and Administrative Expenses
General and administrative expenses were $1,126,000 or 13.0% of revenues during the quarter ended December 31, 2005, compared to $773,000 or 11.5% of revenues during the same period last year. The increase in costs in the quarter ended December 31, 2005 of approximately $353,000 over the same period last year includes the following:
•	salaries increased by $216,000 as a result of hiring additional staff in operations and finance, including legal counsel;

•	accounting, audit and consulting fees increased by $16,000;

•	investor relations fees increased by $62,000, as a result of obtaining the services of an investor relations firm;

•	occupancy costs including rent and telecommunication increased by $35,000; and

•	office expenses increased by $24,000.
Selling and Marketing Expense
Selling and marketing expense decreased by approximately $100,000 or 17.8% during the quarter ended December 31, 2005 over the same period last year. Expenses for the three month period ended December 31, 2005 were approximately $462,000 or 5.3% of revenues, compared with approximately $562,000 or 8.3% of revenues during the same period last year.
Product Development
Product development expenses were approximately $446,000 or 5.2% of revenue for the quarter ended December 31, 2005, compared with approximately $305,000 or 4.5% of revenues during the same period last year. The increase is attributable to hiring additional staff in the last fiscal year.
During the quarter ended December 31, 2005, we continued our rapid expansion of point-of-sale technology to the Canadian marketplace with development of host-to-host connections and introduction of new products.
Depreciation and Amortization
Depreciation and amortization expense increased to $373,000 or 4.3% of revenues for the quarter ended December 31, 2005 from $328,000 or 4.9% of revenues for the same period last year.
Depreciation for machinery and equipment was $270,000 for the quarter ended December 31, 2005, compared with $274,000 for the same period last year. The increase is the result of our continuing investment in POSA terminals and the supporting network infrastructure. Investment in POSA terminals is being depreciated on a straight line basis over three years. At December 31, 2005 we have installed 4,614 point-of-sale terminals in Canada and support another 842 locations with host-to-host network connections. Depreciation expense of approximately $19,000 was incurred for the equipment acquired under capital lease arrangements.
Amortization of intangible assets was $84,000 for the quarter ended December 31, 2005, compared with $29,000 for the same period last year. Intangible assets are comprised of customer lists acquired in our purchase of AT&T’s Canadian prepaid card operations and an international license, which we purchased from Integrated Data Corp. effective February 2, 2005. The intangible assets are amortized on a straight-line basis over six and five years respectively. The net book value of intangible assets at December 31, 2005 and March 31, 2005 were $963,000 and $1,079,000 respectively. Goodwill is not amortized. We evaluate the carrying value of goodwill for impairment at least annually.

Selected Financial Operating Data for the Nine Month Periods Ended December 31, 2005 and 2004

	Nine months Ended December 31
	2005	2004	2005	2004
	$’000	$’000	Percentage of Revenue
Revenue
Sales	$17,860	$11,138	74.6%	67.1%
Net agency sales	6,096	5,457	25.4%	32.9%

Total revenue	23,956	16,595	100.0%	100.0%

Operating costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	16,005	10,355	66.8%	62.4%
General and administrative	3,129	2,351	13.1%	14.1%
Selling and marketing	1,512	1,389	6.3%	8.4%
Product development	1,239	927	5.1%	5.6%
Merger costs	—	199	0.0%	1.2%
Depreciation and amortization	1,112	881	4.6%	5.3%

Total operating costs and expenses	22,997	16,102	95.9%	97.0%

Operating income	959	493	4.1%	3.0%
Other income (loss)	128	2	0.5%	0.0%
Foreign exchange (loss)	11	40	0.0%	0.2%

Income before income taxes	1,098	535	4.6%	3.2%

Income taxes	(389)	—	(1.6%)	0.0%
Equity gain (loss) from investee	120	87	0.5%	0.5%

Net income	$829	$622	3.5%	3.7%

Nine Months Ended December 31, 2005 compared to the Nine Months Ended December 31, 2004
Revenues
For the nine months ended December 31, 2005, revenues were approximately $17,860,000, an increase of $6,722,000, or 60.4% over the $16,595,000 in revenues for the same period last year. The increase in revenues is reflected by both an increase in the traditional prepaid long distance revenues and by an increase in the POSA business, where activation and dispensing of prepaid cellular PINs is the primary product.
Our ten largest customers accounted for 71% of revenues in the nine months ended December 31, 2005 compared with 60% in the same period last year (two major customers accounted for 20% and 11% of revenues in the nine months ended December 31, 2005 and two major customers accounted for 17% and 10% of revenues in the same period last year). We are actively seeking to expand our customer base for point-of-sale activation of prepaid products to mitigate the risk inherent in such a concentration.

Revenues in Canada and the United States are dependent upon the number of unit placements and locations offering prepaid products. The following table lists the number of POSA terminals, free-standing machines (DTMs), over-the-counter units and traditional (or non-networked) machines in which our prepaid products are sold. The Company owns and operates POSA terminals, all free-standing machines, over-the-counter units and traditional vending machines. The following table reflects the growth and change of our business:

	As at December	As at March
	31, 2005	31, 2005

Canada
POSA terminals (owned)	4,614	3,858
POSA terminals (serviced or host to host)	842	501

United States
DTMs	856	913
Traditional machine units	7	7
Over-the counter units (terminals)	—	—
POSA terminals (owned)	73	27
POSA terminals (serviced or host to host)	150	159

Mexico
POSA terminals (serviced or host to host)	200	200

Total	6,742	5,665

During the nine months ended December 31, 2005 in Canada we installed 756 POSA terminals, generating an installed base at December 31, 2005 of 4,614 terminals with a further 842 host-to-host locations and distributor operated terminals. During the nine months ended December 2005, daily point-of-sale activations averaged 35,300 compared to the December 2004 daily average of 26,200 activations. We generated transaction fees of $1,756,000 for the nine months ended December 31, 2005 compared with $1,411,000 in the same period last year.
Revenues in Canada were $15,383,000 for the nine months ended December 31, 2005 compared with $9,951,000 for the same period last year, an increase of $5,432,000 or 54.6%, which is primarily attributable to an increase in the traditional prepaid long distance revenues and also an increase in the POSA business.
Gross proceeds for prepaid cellular and prepaid internet products were approximately $109,507,000 for Canada in the nine months ended December 31, 2005 compared with $66,988,000 in the same period last year. We record this revenue on a net agency basis (gross proceeds less payments to suppliers). In the nine months ended December 31, 2005, net agency sales from this business were $2,377,000 for Canada compared with $1,306,000 in the same period last year.
Revenues in the United States were $8,556,000 for the nine months ended December 31, 2005 compared with $6,599,000 for the same period last year, an increase of $1,957,000 or 29.7%, which is primarily attributable to an increase in the traditional prepaid long distance revenues.
Cost of Revenue (exclusive of depreciation and amortization)
Cost of revenue (exclusive of depreciation and amortization) was approximately $16,005,000 or 66.8% of revenues, for the nine months ended December 31, 2005, compared to approximately $10,355,000 or 64.2% of revenues, for the same period last year.
Our cost of revenue consists primarily of payments to carriers who provide long distance telephone time and various services related to the production and shipping of product, supplying and maintaining our network systems, transaction processing costs, site commissions, co-op marketing and volume rebates. In the United States, additional costs are incurred servicing and maintaining our network of free standing machines. The increase in costs of revenue of 54.6% for the nine months ended December 31, 2005 compared to the same period last year is due to the increase in revenues and additional increases in the cost of time.
Margin (total revenues less cost of revenues, exclusive of depreciation and amortization) increased to $7,951,000 in the nine months ended December 31, 2005 compared with $6,240,000 in the same period last year. Margin as a percentage of revenue for the nine months ended December 31, 2005, however, decreased to 33.2% compared with 37.6% for the same period last year. This decrease is primarily attributable to margin as a percentage of revenue on prepaid long distance decreasing from 23.7% in the nine months ended December 31, 2004 to 16.0% in the nine months ended December 31, 2005 due to continued pricing pressure. Prepaid cellular products, which account for 10.2% of total revenues, generate margins as a percentage of gross proceeds of approximately 1% — 3% and are accounted for on a net agency basis. Net agency sales was $2,453,000 or 30.9% of the total margin in the nine months ended December 31, 2005, compared with $1,294,000 or 20.7% of the total margin in the same period last year.
Margin on prepaid long distance was $3,536,000 for the nine months ended December 31, 2005 compared with $3,396,000 for the same period last year. Prepaid long distance accounted for 44.4% of margin as a percentage of revenue in the nine months ended December 31, 2005 compared with 54.4% in the same period last year; this reflects the continued shift in our business from traditional prepaid long distance to the new POSA products.
General and Administrative Expenses
General and administrative expenses were $3,129,000 or 13.1% of revenues during the nine months ended December 31, 2005, compared to $2,351,000 or 14.1% of revenues during the same period last year. The increase in costs in the nine months ended December 31, 2005 of approximately $777,000 over the same period last year includes the following:
•	salaries increased by $439,000 as a result of hiring additional staff in operations and finance, including legal counsel;

•	accounting, audit and consulting fees increased by $82,000;

•	investor relations fees increased by $131,000, as a result of obtaining the services of an investor relations firm; and

•	occupancy costs including rent and telecommunication increased by $125,000.
Selling and Marketing Expense
Selling and marketing expense increased by approximately $124,000 or 8.9% during the nine months ended December 31, 2005 over the same period last year. Expenses for the nine month period ended December 31, 2005 were approximately $1,513,000 or 6.3% of revenues, compared with approximately $1,389,000 or 8.4% of revenues during the same period last year. The increase is attributable to hiring two additional sales staff for the Canadian and United States businesses, and higher than expected sales incentives payments ($142,000 for the nine months ended December 31, 2005 compared with $46,000 in the same period last year). Selling expenses consist primarily of salaries and the associated employee expenses.
Product Development
Product development expenses were approximately 1,239,000 or 5.2% of revenue for the nine months ended December 31, 2005, compared with approximately $927,000 or 5.6% of revenues during the same period last year. The increase is attributable to hiring additional staff in the last fiscal year.
During the nine months ended December 31, 2005, we continued our rapid expansion of point-of-sale technology to the Canadian marketplace with standalone terminals and development of host-to-host connections for certain customers.

Depreciation and Amortization
Depreciation and amortization expense increased to $1,112,000 or 4.6% of revenues for the nine months ended December 31, 2005 from $881,000 or 5.3% of revenues for the same period last year.
Depreciation for machinery and equipment was $803,000 for the nine months ended December 31, 2005, compared with $719,000 for the same period last year. The increase is the result of our continuing investment in POSA terminals and the supporting network infrastructure. Investment in POSA terminals is being depreciated on a straight line basis over three years. At December 31, 2005 we have installed 4,614 point-of-sale terminals in Canada and support another 842 locations with host-to-host network connections. Depreciation expense of approximately $56,000 was incurred for the equipment acquired under capital lease arrangements.
Amortization of intangible assets was $253,000 for the nine months ended December 31, 2005, compared with $88,000 for the same period last year. Intangible assets are comprised of customer lists acquired in our purchase of AT&T’s Canadian prepaid card operations and an international license, which we purchased from Integrated Data Corp. effective February 2, 2005. The intangible assets are amortized on a straight-line basis over six and five years respectively. The net book value of intangible assets at December 31, 2005 and March 31, 2005 were $963,000 and $1,079,000 respectively. Goodwill is not amortized. We evaluate the carrying value of goodwill for impairment at least annually.
Selected Financial Operating Data for the Fiscal Years Ended March 31, 2005 and 2004

	Years Ended March, 31		Percentage of Revenue
	2005	2004	2005	2004
	$’000	$’000	%	%
Revenue
Sales	$16,783	$11,145	69.0%	61.8%
Net agency sales	7,544	6,899	31.0%	38.2%

Total revenue	24,327	18,044	100.0%	100.0%

Operating costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	15,543	10,856	63.9%	60.2%
General and administrative	3,279	2,813	13.5%	15.6%
Selling and marketing	1,906	1,562	7.8%	8.7%
Product development	1,312	1,405	5.4%	7.8%
Merger costs	659	—	2.7%	0.0%
Depreciation and amortization	1,142	835	4.7%	4.5%

Total operating costs and expenses	23,841	17,471	98.0%	96.8%
Operating income	486	573	2.0%	3.2%
Other income	39	14	0.2%	0.1%
Foreign exchange gain	34	51	0.1%	0.3%
Income before income taxes	559	638	2.3%	3.5%
Income taxes	—	(79)	0.0%	(0.4)%
Equity gain (loss) from investee	104	(64)	0.4%	(0.4)%

Net income	$663	$494	2.7%	2.7%

Fiscal Year Ended March 31, 2005 compared to the Fiscal Year Ended March 31, 2004
Revenues
For the fiscal year ended March 31, 2005, revenues were approximately $24,327,000, an increase of $6,283,000, or 34.8% over the $18,044,000 in revenues for the year ended March 31, 2004. The increase in revenues is reflected by both an increase in the traditional prepaid long distance revenues and by a significant increase in the POSA business, where activation and dispensing of prepaid cellular PINs is the primary product.
Our ten largest customers accounted for 51% of revenues in fiscal 2005 compared with 44% in fiscal 2004 (one customer accounted for 19% of revenues in fiscal 2005 and one customer accounted for 16% of revenues in fiscal 2004). We are actively seeking to expand our customer base for point-of-sale activation of prepaid products to mitigate the risk inherent in such a concentration.
Revenues in Canada and the United States are dependent upon the number of unit placements and locations offering prepaid products. The following table lists the number of POSA terminals, free-standing machines (DTMs), over-the-counter units and traditional (or non-networked) machines in which our prepaid products are sold. The Company owns and operates POSA terminals, all free-standing machines, over-the-counter units and traditional vending machines. The following table reflects the growth and change of our business:

	Years Ended March 31,
	2005	2004
Canada
POSA terminals (owned)	3,885	2,304
POSA terminals (serviced or host to host)	501	537

United States
DTMs	913	1,044
Traditional machine units	7	11
Over-the counter units (terminals)	—	250
POSA terminals (serviced or host to host)	159	106

Mexico
POSA terminals (serviced or host to host)	200	200

Total	5,665	4,452

During fiscal 2005 in Canada we installed 1,581 POSA terminals, generating an installed base at March 31, 2005 of 3,885 terminals with a further 501 host-to-host locations and distributor operated terminals. In March 2005, daily point-of-sale activations averaged 30,492 compared to the March 2004 daily average of 20,609 activations. We generated transaction fees of $2,206,000 for fiscal 2005 compared with $1,435,000 in fiscal 2004. In the United States our installed base of DTMs and over the counter terminals decreased by 385 due a decline in high traffic locations. The host to host locations increased to 159 in fiscal 2005 (106 in fiscal 2004).
Revenues in Canada were $14,334,000 for the year ended March 31, 2005 compared with $10,773,000 for fiscal 2004, an increase of $3,561,000 or 33.1%, which is primarily attributable to an increase in both the traditional prepaid long distance revenues and the POSA business.
Gross proceeds for prepaid cellular and prepaid internet products were approximately $93,185,000 in fiscal 2005 compared with $57,825,000 in fiscal 2004. We record this revenue on a net agency basis (gross proceeds less payments to suppliers). In fiscal 2005, net agency sales from this business were $1,938,000 compared with $1,670,000 in the previous year.

Revenues in the United States were $9,939,000 for fiscal 2005 compared with $7,173,000 for fiscal 2004, an increase of $2,766,000 or 38.6%, which is primarily attributable to an increase in the traditional prepaid long distance revenues.
Revenues in Mexico were approximately $55,000 for the year ended March 31, 2005. Alestra, the company that provides AT&T’s broadband and added value services in Mexico, has agreed to use our point-of-sale authorization technology to sell prepaid phone cards.
Cost of Revenue (exclusive of depreciation and amortization)
Cost of revenue (exclusive of depreciation and amortization) was approximately $15,543,000 or 63.9% of revenues, for the fiscal year ended March 31, 2005, compared to approximately $10,856,000, or 60.2% of revenues, for the fiscal year ended March 31, 2004
Our cost of revenue consists primarily of payments to carriers who provide long distance telephone time and various services related to the production and shipping of product, supplying and maintaining our network systems, transaction processing costs, site commissions, co-op marketing and volume rebates. In the United States, additional costs are incurred servicing and maintaining our network of free standing machines. The increase in costs of revenue of 43.2% for fiscal 2005 compared to fiscal 2004 is due to the increase in revenues and additional increases in the cost of time.
Margin (total revenues less cost of revenues, exclusive of depreciation and amortization) increased to $8,784,000 in fiscal 2005 compared with $7,188,000 in fiscal 2004. Margin as a percentage of revenue for fiscal 2005, however, decreased to 36.1% compared with 39.8% for fiscal 2004. This decrease is primarily attributable to margin as a percentage of revenue on prepaid long distance decreasing from 27.5% in fiscal 2004 to 24.0% in fiscal 2005 due to continued pricing pressure. Prepaid cellular and prepaid internet products, which account for 8% of total revenues, generate margins as a percentage of revenue of approximately 2% — 5% and are accounted for on a net agency basis. The margin for this business was $1,935,000 or 22.0% of the total margin in fiscal 2005, compared with $1,670,000 or 23.2% of the total margin in fiscal 2004.
Margin on prepaid long distance was $4,805,000 for fiscal 2005 compared with $3,990,000 for fiscal 2004. Prepaid long distance accounted for 54.7% of margin as a percentage of revenue in fiscal 2005 compared with 55.5% in fiscal 2004, and 98% in fiscal 2003; this reflects the continued shift in our business from traditional prepaid long distance to the new POSA products.
General and Administrative Expenses
General and administrative expenses were $3,279,000 or 13.5% of revenues during fiscal 2005, compared to $2,813,000 or 15.6% of revenues during fiscal 2004. The increase in costs in fiscal 2005 of approximately $466,000 includes the following:
•	legal costs decreased by $80,000;

•	bank charges and processing fees decreased by $33,000;

•	rent and occupancy costs increased by $30,000 due to a full year in new offices in Richmond B.C., Canada;

•	travel expenses increased by $38,000 due to increased travel in the United States;

•	salaries increased by $488,000 as a result of hiring additional staff in operations and finance, including legal counsel;

•	various other expenses increased by $23,000.

Selling and Marketing Expense
Selling and marketing expense increased by approximately $344,000 or 22% over the year. Expenses for the year ended March, 31 2005 were approximately $1,906,000 or 7.9% of revenues, compared with approximately $1,562,000 or 8.7% of revenues during fiscal 2004. The increase is attributable to hiring four additional sales staff for the Canadian and United States businesses. Selling expenses consist primarily of salaries and the associated employee expenses. Advertising expense for fiscal 2005 was $104,000 compared with $52,000 in fiscal 2004.
Product Development
Product development expenses were approximately $1,312,000 or 5.4% of revenue for fiscal 2005, compared with approximately $1,405,000 or 7.8% of revenues during fiscal 2004.
During fiscal 2005, we continued our rapid expansion of point-of-sale technology to the Canadian marketplace with standalone terminals and development of host-to-host connections for certain customers.
Development costs incurred after technological feasibility was established for programs associated with specific customers were deferred and will be amortized over the life of the agreements. For fiscal 2005, these development costs were approximately $102,000, compared to $49,000 for fiscal 2004. Resources have also been focused on programs to develop new networks, platforms and relationships for supporting stored value card-based transaction programs and point-of-sale card programs.
Merger Costs
During fiscal 2005, we incurred costs related to the proposed merger with Integrated Data Corp. The proposed merger was terminated by mutual agreement on November 9, 2004. No further costs is anticipated to be incurred.
Depreciation and Amortization
Depreciation and amortization expense increased to $1,142,000 or 4.7% of revenues for the year ended March 31, 2005 from $835,000 or 4.6% of revenues for the previous year. The increase is the result of our investment in POSA terminals and the supporting network infrastructure that started in November 2002 and will be depreciated on a straight line basis over three years. At March 31, 2005 we have installed 3,885 point-of-sale terminals in Canada and support another 501 locations with host-to-host network connections. Depreciation expense of approximately $56,000 was incurred for the equipment acquired under capital lease arrangements.
Amortization of intangible assets was $159,000 for the year ended March 31, 2005, compared with $98,000 for the previous year. Intangible assets are comprised of customer lists acquired in the purchase of AT&T’s Canadian prepaid card operations and an international license, which was purchased from Integrated Data Corp. effective February 2, 2005. The intangible assets are amortized on a straight-line basis over six and fifteen years respectively. The net book value of intangible assets at March 31, 2005 and 2004 were $1,080,000 and $379,000 respectively. Goodwill is not amortized. We evaluate the carrying value of goodwill for impairment at least annually.
Provision for Income Taxes
We have consolidated net operating losses and capital losses which can be applied to reduce future taxable income. The realization of these losses is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly no accounting recognition has been given to these losses.
Liquidity and Capital Resources
Cash and cash equivalents at December 31, 2005 were approximately $6,370,000 compared with $4,561,000 at March 31, 2005. We had a working capital surplus of $2,010,000 at December 31, 2005 compared with $924,000 at March 31, 2005. Cash and cash equivalents at March 31, 2005 were approximately $4,527,000 compared with

$852,000 at March 31, 2004. We have a working capital surplus of $924,000 at March 31, 2005 compared with $83,000 at March 31, 2004.
Our operating activities provided cash of $2,416,000 during the nine month period ended December 31, 2005 compared with cash provided of $3,717,000 during the same period last year. This movement is primarily due to changes in payments to suppliers. Our operations, development and expansion, are financed from the cash flow generated from our operating activities.
The decrease in our net cash provided by operating activities for the nine-month period ended December 31, 2005 is explained below:
•	net income for the period was $829,000:

•	accounts payable and accrued liabilities increased by $4,544,000, including an increase of $3,093,000 for wireless products (PINs and cellular airtime), and an increase in other accounts payable and accrued liabilities of $1,525,000, offset by a decrease of $74,000 for prepaid long distance products. All wireless accounts payable balances were paid by the end of January 2006;

•	accounts receivable increased by $829,000, and prepaid expenses and deposits increased by $138,000;

•	inventories increased by $3,233,000, primarily for prepaid cellular PINs products. Inventories of prepaid cellular PINs at December 31, 2005 were $6,942,000; cellular PIN inventory is maintained at approximately ten days sales (ten days sales (gross proceeds of sales) for the same period last year) and the increase is the result of increased sales activity; however, inventories for this quarter turned around in 15 days to provide for increased sales activity during the quarter;

•	depreciation, amortization and other operating expense net of equity income for the period was $990,000; and

•	deferred revenue increased by $253,000, mainly due to an increase in non-activated PINs.
Our underlying sales arrangements for Canadian prepaid cellular PINs have a significant impact on cash flows. Accounts receivable for cellular product sales are collected within fifteen days. As at January 31, 2006, 92% of accounts receivable for cellular products outstanding at the end of the quarter had been collected, while as at April 30, 2005, all accounts receivable for cellular products outstanding at the end of the year had been collected. Inventories for cellular products are maintained at levels to support fifteen days sales and are turned over three times a month. We actively manage working capital – inventory, accounts receivable and accounts payable – by quick turnover of inventory, collection terms of accounts receivable and trade terms granted by suppliers, however our cash flows are dependent on our ability to continue managing the business cycle. We believe that cash flows in fiscal 2006 will be sufficient to finance our capital investments, primarily for additional POSA terminals.
We used $1,252,000 and $628,000 in investing activities for the year ended March 31, 2005 and for the nine months ended December 31, 2005, respectively, primarily for the purchase of terminals used to dispense point-of-sale prepaid cellular PINs in Canada. We used $87,000 and $58,000 in financing activities for the year ended March 31, 2005 and for the nine months ended December 31, 2005, respectively, primarily for the repayment of capital lease obligations.
The following table sets forth our best estimates for material long-term obligations as at March 31, 2005. Capital lease commitments for computing equipment and software systems are $150,541. Operating leases include commitments for office space, computers and office equipment. In January, 2004, we relocated our corporate offices in Richmond, British Columbia leasing 15,000 square feet for a ten year term.
The table excludes commitments such as open purchase orders under long term agreements with customers and suppliers. We have no minimum purchase or supply arrangements in place. We expect that these commitments to become due in fiscal 2006. Our contractual obligations as of March 31, 2005 (including the new Richmond office space lease of approximately $163,000 a year) were:

Contractual Obligations
	Payments Due by Period
		Less Than	1-3	4-5	After
	Total	One Year	Years	Years	5 Years
Capital Lease Obligations	$150,541	$87,213	$63,328	$—	$—
Operating Leases	2,691,525	431,898	681,224	683,334	895,069

Total Contractual Obligations	$2,842,066	$519,111	$744,552	$683,334	$895,069

Future Capital Needs and Resources
We believe that we currently have sufficient cash resources and working capital to meet our ongoing obligations as they become due. We plan capital expenditure in line with prior years.
We expect to continue using cash flow generated from our operations to further finance the expansion of our wholesale point-of-sale prepaid cellular business in the Canadian and U.S. markets. Typical cash flow terms are net 25 days for the purchase of inventory from suppliers and net 7 to 14 days for collections from customers. Limited credit facilities from vendors may limit our working capital and cash flows to expand the business. As this business expands, we anticipate the need to purchase additional inventory and point-of-sale terminals. A risk to our liquidity is that customers do not pay on-time creating a negative cash flow situation. Furthermore, significant expansion of the wholesale point-of-sale prepaid cellular business in Canada is in part dependent upon expansion of credit limits from vendors to finance the purchase of PINs for inventory.
Our cash flow from operations is impacted by our margin on sales. Pricing competition may reduce margins. Our ability to negotiate supply contracts will impact our margin, net income and operating cash flow.
Additionally, our working capital and capital requirements will depend upon numerous factors, including the level of resources that we devote to the continued development of our network systems and the development of new products and new technology, and the overall structure of potential future strategic alliances and acquisitions of products or other businesses.
Depending on the overall structure of potential future product initiatives, strategic alliances and acquisitions, we may have additional capital requirements related to funding these potential future product initiatives, strategic alliances and acquisitions of products or other businesses. Accordingly, we may seek funding from a combination of sources, including equity or debt financing. No assurances can be given that additional funding will be available or, if available, at terms acceptable to us. If adequate capital is not available, our business can be materially and adversely affected
Also see “RISK FACTORS” above.
Effect of Inflation
In our view, at no time during any of the last three fiscal years has inflation had a material impact on our sales, earnings or losses from operations, or net earnings.
Trend Information
The implementation and roll-out of point-of-sale technology in Canada is well established and we continue to increase market share for sale of prepaid products using our technologies. Over the past several fiscal quarters, we have experienced increases in sales of prepaid cellular PINs and revenues from POSA transaction fees, and we currently expect further increases during fiscal 2006. Revenues from our sales arrangements require active management of working capital and terms and conditions of future arrangements may impact the presentation of revenue and related working capital accounts, as well as our margins and operating income. We expect to deploy terminals in Canada during the current fiscal year at a pace similar to last year.
Revenues generated from the bulk sale of prepaid phone cards to retail establishments in Canada are expected to grow slowly and continued pricing pressure in the Canadian marketplace is expected to have an adverse effect on margins.
Revenues generated from the sale of prepaid long distance phone cards through the free-standing machines in the U.S. are static and may decline as usage of mobile phones increases. Revenues generated from the promotional sale of prepaid long distance phone cards increased in the fiscal year 2005 and in the quarter ended December 31, 2005 but may decline in future periods. Cost of time, which is the major component of cost of revenue, is expected to decline somewhat as a result of renegotiating lower rates but continued pricing pressure in the marketplace is anticipated to result in a decline in margins.
Product development costs are expected to continue at similarly high levels due to the continued development of our network systems, the InOneCard.com web site, the development of new products and new customer relationships.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
BUSINESS
Business Overview
We are a developer and provider of prepaid and stored-value programs. We sell and distribute prepaid and stored value products using a proprietary system for activating products at the point-of-sale. We have designed, developed, own, manage and continually enhance an intelligent, automated, direct merchandising network. This network, which operates through various point-of-sale-activation devices or web-based applications, allows for point-of-sale-activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. Our systems are scalable and flexible and can be readily modified to offer new premium stored-value products, such as prepaid gift cards and prepaid Internet cards. In addition, we sell prepaid calling cards and point-of-sale activated prepaid cellular personal identification numbers (“PINs”) on a wholesale basis to certain retail operators and other customers.
We sell and distribute prepaid products through a network that includes, but is not limited to, point-of-sale-activation (“POSA”) terminals, free-standing “smart” machines (“DTMs”), and cash registers or the web-based applications of some major retail chains. All of these devices are connected to our proprietary server and database software through wireless, land line wide area networks or host-to-host connectivity, and are capable of dispensing one or multiple prepaid products and services.
The DataWave System distributes inactive prepaid products, which are activated only once they are purchased by the consumer, thus eliminating the risk of theft and the cost of inventory management for the retailer.
Our network systems feature:
•	the ability to activate prepaid products by assigning a value to them at the time of purchase;

•	the ability to print a prepaid PIN number on a receipt voucher at the point of purchase;

•	real-time monitoring of distribution networks;

•	detailed reporting and sales analysis – either paper or web-based;

•	the ability to remote download price adjustments or new products and services to the distribution points;

•	the capability to execute multiple simultaneous transactions in a non-stop processing environment; and

•	consumer convenience — payment options, multiple products and denominations; detailed receipts, including tax information, terms & conditions and other relevant instructions/information.
Historically, our core revenues have come from the sale of prepaid long distance phone cards. In recent years, we have pioneered the move into prepaid cellular, prepaid cash, prepaid debit card and gift card products.
In Canada, initially we had followed the traditional business model of selling bulk pre-activated “live” prepaid phone cards to retail establishments. In recent years, we have introduced point-of-sale-activation technology into the retail environment. This enables us to activate or recharge prepaid products through POSA terminals and the cash register systems or web-based applications of major chains. We had an installed base of 3,885 company-owned POSA terminals and 501 distributor-owned terminals and host-to-host (cash register) locations in Canada as of March 31, 2005. These numbers have increased to 4,614 company-owned POSA terminals and 842 distributor-owned terminals and host-to-host (cash register) locations in Canada as of December 31, 2005.
In the United States, we have established a network of free-standing vending machines (“DTMs”) that sell prepaid long distance phone cards. We also sell phone cards through POSA units and beginning in fiscal 2004 we introduced a POSA host-to-host solution into the United Sates market. As of December 31, 2005, we have an installed base of 856 DTMs and more than 220 POSA units and host-to-host retail locations in the United States.
Business Strategy
Our business strategy is to sell prepaid telephony and financial products and services such as phone cards, cellular airtime, Internet services, gift cards and stored-value cards using our proprietary network systems. Elements of the strategy include increasing our penetration of premier site locations in the U.S. and retail locations in Canada, expanding our strategic relationships with suppliers, delivering new prepaid product and service offerings, developing relationships with other providers of prepaid products and services, and maintaining our electronic distribution network technological leadership.
Our goals include:
•	identifying and capitalizing on business opportunities that one anticipated make us the market leader in point-of-sale activated stored-value telephony and financial products;

•	developing profitable, high volume stored-value opportunities that leverage our existing technologies and relationships; and

•	pursuing only those opportunities that have high volume and a quick time to market, with realistic capital expenditures.
So far in fiscal 2006, we met these goals by:
•	rolling out point-of-sale activation technology to over 1,000 additional locations in Canada;

•	introducing POSA for cellular and long distance telephone time and third party gift cards to our existing national customers in Canada and gaining several new accounts;

•	completing the roll-out of prepaid credit cards to over 300 National Money Mart stores in Canada for Nextwave (an equity investee of National Money Mart and DataWave).
Products and Development
DataWave initially concentrated on selling prepaid long distance phone cards through free-standing “smart” machines (“DTMs”). An over-the-counter (“OTC”) program was developed as an alternative to the DTM product line, giving us access to locations where placement of a free-standing machine could not be justified, either due to low revenue expectations or to physical considerations, such as available space.
In June 2002, the OTC program was enhanced for roll-out in Canada. This new program (the “POSA program”) includes the ability to dispense prepaid wireless/cellular personal identification numbers (“PINs”) on a printed voucher, in addition to activating or recharging other prepaid products, through standalone POSA terminals and cash registers with host-to-host connectivity. The POSA program was expanded into the U.S. during fiscal 2005.
Our current business focus is on the placement and marketing of POSA terminals, free-standing machines and host-to-host connectivity for the sale and distribution of multiple prepaid products, and the development and application of the network technologies required to support processing.
In addition, in recent years we have initiated the move into prepaid cellular, prepaid cash card and gift card products. We intend to continue to focus on developing these products.
We own and operate all our terminals and network systems. This requires significant capital investment.
Our Products
Prepaid Long Distance Phone Cards allow consumers to make domestic long distance and international calls using time that has already been purchased. Typically, phone cards offer savings on calls made away from home or the office and provide the same rate any time of the day or week. Rates differ depending on the country of origination and destination of the call. DataWave purchases time from a number of the major long-distance carriers and this enables us to tailor phone card programs to the needs of our customers.
Prepaid Cellular/Wireless Vouchers enable consumers who have prepaid programs on their cellular/wireless phones to purchase additional time to ‘top-up’ their phones. The PIN and relevant instructions are printed on a receipt at the point of purchase, thereby eliminating the need for a physical card product. Rates differ by carrier and denomination purchased. DataWave is the largest reseller of prepaid cellular time in Canada, purchasing from all the national cellular carriers.
Prepaid Cash Cards give consumers, who may not have a bank account, the ability to withdraw cash from ATMs and purchase goods or services from all merchants on the applicable debit and/or credit card network. Consumers purchase cards for a given amount and can go back to the seller to recharge/add additional funds as and when the card balance is depleted. Consumers can check their card balance and transaction history online at a secure website.
Prepaid Internet Products let consumers prepay for various products and services that are available over the Internet. These products provide an alternative to using a credit card and are extremely popular with younger consumers.
Prepaid Third Party Gift Cards issued by a participating retailer may be purchased by consumers at the retails outlets of another retailer, typically a convenience store or supermarket. The gift cards are activated at the time of purchase typically for their face value. The activated gift cards may then be redeemed by the consumer, or a person who has received the card as a gift from the consumer, to receive goods or services up to the face value of the card from the issuing retailer.
In Canada, the rollout of our POSA technology has been very successful, allowing us to cement relationships with existing customers and sign contracts with new customers. We currently activate prepaid phone cards, prepaid cellular time, prepaid internet and prepaid gift card products through POSA terminals. In host-to-host applications, we are able to add prepaid cash cards to the product mix.
We also sell bulk quantities of specific denominated pre-activated “live” prepaid phone cards to retail establishments.

In the United States, we distribute prepaid phone cards primarily through our DTMs and, to a lesser extent, through host-to-host applications. We also supply “batch” prepaid phone cards and promotional phone cards to certain customers. These cards are activated with a specific amount of long distance time when the customer calls us.
In fiscal 1999, we introduced a recharge capability for all prepaid phone cards sold in the U.S. By calling a 1-800 number, a customer can add time to an existing prepaid phone card and charge the cost to a credit card. Less than 5% of revenues are derived from this program. Prepaid phone cards sold in Canada are not usually rechargeable.
We also distribute pre-activated prepaid phone cards through machines not connected to our network systems. Approximately 1% of our machines are not networked and thus sell preactivated calling cards. Less than 1% of our net revenues come from the sale of preactivated phone cards sold through non-networked machines.
The trial of a prepaid debit card program at National Money Mart in Canada during fiscal 2004, led to a national rollout during the first half of fiscal 2005. In December of 2005, we introduced prepaid credit cards in over 350 National Money Mart stores in Canada. In December of 2005, we also introduced third party prepaid gift card products in a number of our retail customers in Canada.
Our Suppliers
We purchase long distance time and services from several carriers for both Canadian and U.S. businesses. In Canada we primarily use Canquest and Goldline. In the U.S. our primary supplier is AT&T, but we also purchase from IDT and Verizon. Our prepaid cellular/wireless time comes from Bell, Microcell Communications, Rogers/AT&T and Telus Mobility in Canada and from AT&T Wireless, Cingular, T-Mobile, TracFone and Verizon Wireless in the U.S. See “RISK FACTORS – Risk of Termination of Carrier Arrangements; Dependence on Telecommunications Providers” above.
We currently sell prepaid internet products from Napster, Moontaxi (music downloads) and Photochannel (prepaid digital photo printing service).
Future Products and Services
Our network systems are scalable and flexible and permit us to offer new prepaid products and services as they become available. Our ability to remote download new products, services or pricing to our distribution points enables us to respond quickly to the changing demands of growing markets.
In addition to ensuring that we remain competitive with our telecommunications and financial products, we intend to expand the range of prepaid internet products. New products will likely include ring tones, and additional music downloads.
Revenues
We derive substantially all of our revenues from the sale of prepaid cellular products and prepaid long distance telephone products. Airtime is purchased from cellular and long distance carriers. Sales of prepaid calling cards and personal identification numbers under third party brands, where we are not the primary obligor of the related phone service, do not incur significant inventory risk, have no significant continuing obligation with respect to operation of the card or personal identification number subsequent to sale, and where the price to the consumer is fixed and determinable and collection is reasonably assured, are recognized at the date of sale on a net agency basis. The resulting net agency revenue earned is calculated as the difference between the gross proceeds received and the cost of the related phone time.
Sales of prepaid cellular PINs, where we are not the primary obligor and do not incur unmitigated significant inventory or return risk, are recognized at the date of sale on a net agency basis. PIN inventory levels reflect the purchased value of the cost of the PIN and are managed to supply a level of ten days sales; the resulting accounts payable liability is paid within the normal trade terms offered by the supplier (including cash discounts for early payment). The underlying sales arrangements entered into by us will and do impact the presentation of revenues, inventory, accounts receivable and resulting gross profit and working capital respectively. Accounts receivable reflect the wholesale value of the PINs and are almost always collected within twenty days.
Sales of certain prepaid long distance cards, in particular our company or custom branded cards, where we incur inventory risk but do not provide the related telephone time are recognized on a gross basis at the date of sale to the retailer when title to the card transfers, collection of proceeds is reasonably assured, the full obligation to the phone service provider is fixed and determinable, and we have no significant continuing obligations.
Revenues from certain prepaid phone cards where our obligation to the phone service provider is not fixed or determinable at the date of delivery is deferred and recognized on a gross basis when services are rendered as the card is used or expires.
Fees and Service revenues include transaction, service and processing fees. The nature of these fees is charges for processing transactions at the point of sale, including prepaid cellular and prepaid long distance. Fees are included in contractual arrangements with our customers and are billed weekly to customers. Revenues from communications processing services and internet services are recognized at the date of sale when no significant continuing obligation exists and the fee is collected or reasonably assured.
In the U.S. marketplace we believe that our relationship with AT&T provides us with competitive advantages in the prepaid phone card market. One element of our business strategy is to increase our penetration of premier site locations and to expand our strategic relationship with AT&T for the distribution of prepaid phone cards.
There are still opportunities for growth in this market but development of other technologies and increasing pressure on margins may limit our ability to remain profitable by depending solely on sale of prepaid long distance telephone cards.
In addition to phone cards, our business strategy is to deliver new prepaid products and services through our network systems. We are developing relationships with other providers of prepaid products and services and evaluating other technologies to take advantage of these opportunities.
A key part of this strategy is maintaining our leadership in electronic distribution network technology. During the nine-month period ended December 31, 2005, we continued our development efforts to enhance our network systems for introduction of new products and to provide transaction processing capability.
Operations
Our operations include transaction processing, which in turn includes development, operation and maintenance of computer and network systems, processing, customer service and terminal configuration, roll-out and maintenance and are primarily based in Richmond, British Columbia.
Our financial systems, financial reporting and operations functions are managed from our principal operations office in Richmond, British Columbia.
Our Network Systems
Our network systems offer features that benefit us, telecommunications providers, retailers, consumers and other product and service providers. The following features distinguish our network systems from many traditional channels of distribution for prepaid products and services:
•	Scalable and flexible network and point-of-sale architectures:

we can offer a variety of branded products and services and increase the number of distribution points; we can integrate with third party switches;

•	Point-of-sale activation of prepaid products and services:

reduces losses and shrinkage from theft of “live” inventory; reduces inventory financing and management control costs;
•	Wireless and landline networks:

permits flexibility and mobility in site placement; facilitates connectivity to a variety of applications;

•	24/7 system availability;

•	Remote self-diagnostics:

free-standing smart machines alert us when accumulated cash should be picked up, when inventory levels are low, when malfunctions occur or when other technical service is required; ensures efficient maintenance scheduling and reduces down time; reduces operating expenses and improves cash management by maintaining inventory levels;

•	Remote downloads:

efficient updating of information including price and tax changes; accelerates introduction of new products and services;

•	Real-time credit card verifications, approval and limits: reduces credit risks;

•	Consumer convenience:

customer determined purchase denomination; cash or credit card acceptance; itemized customer sales receipt, including taxes; 24/7 customer service; and

•	Detailed audit trail of transactions:

permits timely and accurate monthly commission payments; complete monthly reporting – either traditional paper or web-based.
Our Operations Center is the key to the overall function of the DataWave System, serving as an inventory and information repository for the distribution of prepaid products. The Operations Center distributes prepaid products to the distribution points and records all transactions originating at that level. Proprietary communication networks manage the information flow allowing for multiple message formats that include real-time, just-in-time and batch inventory processing for PIN-based products. Sophisticated inventory management systems are maintained that provide reorder points, product and pricing changes as well as extensive management and reporting capabilities. Customer payment processing supports EDI message formats, ACH services or formats that are customer specific. Web-based reporting systems are available to provide customers with a seamless view of activity levels. Communication protocols are mainly TCP/IP based which allows for connectivity to a wide range of communications devices and ensures network scalability as well as the capability to develop custom interfaces for customers and suppliers. With POSA terminals, retailers can process reports at the terminal level; the terminal processes requests and communicates with the Operations Center to validate data before printing the report at the terminal.
Our transaction processing facilities run on industry standard Intel based hardware. We use both Microsoft and Linux operating systems. We use multiprocessor servers with RAID Level 5. We use Sybase and SQL data base management systems; all data is stored fully encrypted and secure with full redundancy and complete backup procedures. Backups are stored off site in a secure facility. Network administrators and systems engineers are on call 24 hours a day, seven days a week.
Customer Service operates 24 hours a day, seven days a week, and provides terminal and DTM support, including transaction monitoring. Remote diagnostics can handle many problems and an escalation process enables prompt resolution. Customer Service provides first level response for all products.
In fiscal 2003 and fiscal 2004 we completed several significant system upgrades to expand our processing capabilities and to increase system availability and reliability which included:

•	moving our cash card processing operations to an Allstream hosted facility in Vancouver, Canada that provides a more stable physical environment and better access to telecom resources. We invested in new hardware for this facility, including state-of-the-art Sun, Cisco and IBM systems. The facility and processing environment underwent a SAS Level 1 audit during the summer of 2003 and was determined to be compliant;

•	creating redundancy in our POSA operations by running a second set of systems at an Allstream hosted facility in Vancouver. We are now able to process POSA transactions from either facility (Vancouver or Richmond). Data is replicated in real-time between facilities (using Sybase Replication Server) and we have communication links with delivery and supply chains from both facilities;

•	deploying a VOIP system to handle calls in all three of our offices and to handle transactions from the landline based DTM machines deployed in the U.S.; and

•	augmenting a number of leased line communication links to suppliers and clients with Cisco IPSEC VPN technology to reduce costs and/or improve resiliency.
The Market for Our Products and Services
The market for prepaid products is very fast growing throughout the world. Increased use of wireless communications, use of the Internet for business and a wider acceptance of ‘smart’ or stored-value cards is driving rapid growth in the use of other prepaid products.
The market for prepaid long distance phone cards consists of two primary groups: the credit-challenged and those who make long distance calls, both domestic and international, when they are away from their home or office.
Prepaid cellular/wireless products have gained rapid acceptance, particularly in Canada. This product appeals to the credit-challenged, the budget-conscious, those who wish to provide family members with a method of contacting them in an emergency, and those who do not wish to sign a long-term contract with a cellular provider.
Internet sales have grown exponentially in the past year and this is due in no small part to the variety of products and services being offered. This trend is expected to continue making prepaid internet products an essential part of any prepaid product line.
As cash continues to decline as the standard payment method for day to day purchases – for example, it cannot be used for on-line shopping, which is rapidly accounting for a larger percentage of commercial transactions – the financial world has to offer consumers other options. Prepaid cash cards allow consumers, who may not have a traditional bank account, to pay for goods and services through existing debit or credit card networks. They also provide a secure alternative for Internet purchases as they limit financial risk to the balance on the card.
Consumers are increasingly looking for self-service and vendors are increasingly looking for “smarter” distribution systems. This creates an opportunity to offer multiple prepaid products and services via a “smart” distribution network. We believe that we are well positioned to capitalize on this trend because of the features and benefits of our network systems, as well as other components of our strategy.
The prepaid phone card market in the United States has not expanded significantly in recent years, we believe in part because of changes in travel patterns and in part because more consumers are using their cell phones for long distance calls. Our growth is expected to be mainly in other geographic areas or with other products and services. Also see “RISK FACTORS”, above.
Marketing Strategy
Our marketing strategy is to become a leader in delivering prepaid products and services such as phone cards, prepaid cellular or wireless time, prepaid financial products, and prepaid gift and stored value cards through our network systems. Key elements of our marketing strategy are summarized below:

Deliver new prepaid product and service offerings: We believe that the trend towards convenient, self-service, cost-efficient merchandising provides us with the opportunity to utilize the flexibility of our network systems to offer new prepaid products and services. We currently provide prepaid phone cards, prepaid cellular/wireless time, prepaid cash cards and have recently begun offering prepaid internet and gift card products. We intend to enhance these product lines and to evaluate the market for potential new product and service offerings.
Develop relationships with other providers of prepaid products and services: We are continually evaluating new strategic relationships that are anticipated to enable us to offer additional prepaid products and services of brand-name vendors.
Maintain electronic distribution network technological leadership: The capabilities of our network systems provide superior consumer convenience and risk management compared to traditional channels of distribution. We intend to continue to develop our proprietary system to ensure that we remain at the forefront of point-of-sale-activation technology and continue to keep abreast of market trends.
Increase penetration of premier site locations: Our objective is to increase the number of distribution points by increasing our penetration of existing and new sites. To accomplish this objective, we intend to develop new strategic relationships and expand our current relationships, including our relationship with AT&T, to gain access to sites such as airports, hotel chains, travel plazas, supermarkets and other prime locations. We also intend to target new regional and national retail chains in Canada as customers for the already successful POSA terminals.
Our Marketing Plan
As of December 31, 2005, we have placed 4,614 point of sale terminals in retail locations in Canada for activation of prepaid phone cards and prepaid wireless vouchers and had a further 842 host-to-host locations. We are also seeking to expand our Canadian market share by targeting additional regional and national retailers for bulk sales of pre-activated phone cards.
As of December 31, 2005 we have placed 856 free-standing smart machines and 223 POSA terminals and host-to-host locations in the United States. Our plan is to continue to place free-standing machines and POSA terminals in the United States.
We employ in-house sales and marketing personnel and also have contracts with independent agents in the United States. The independent agents generally concentrate on identifying new site locations and arranging site contracts on our behalf.
In Canada, we employ in-house sales and marketing personnel, along with third parties, to service existing customers and market to new potential customers.
Employees
As of December 31, 2005, we and our subsidiaries employed a total of 88 individuals. Of these, 23 employees serve in a management and administrative capacity, 14 employees serve in a sales and marketing capacity, 25 employees serve in a product development capacity, 3 employees serve in a production capacity and 23 employees serve in a service and support capacity. These employees operate out of the following offices of our company:

	Management				Service
	and	Sales and	Product		and
Office Location	Administration	Marketing	Development	Production	Support	Total

Richmond, B.C.	19	2	23	3	14	61
Mississauga, Ontario	1	8	2	Nil	5	16
Wayne, New Jersey	3	4	Nil	Nil	4	11
Totals:	23	14	25	3	23	88

We expect to hire additional personnel as and when circumstances warrant.
Properties
We do not own any real property.
DataWave Services (Canada) Inc. occupies approximately 15,000 square feet in Richmond, British Columbia for our operating offices, finance, customer support, product development and operations under a lease expiring on December 31, 2013. We also occupy approximately 6,200 square feet in Mississauga, Ontario under a lease which expires on January 31, 2011. DataWave Services (U.S.) Inc. occupies approximately 5,500 square feet in Wayne, New Jersey under a lease which expires May 31, 2010. We believe that our current lease arrangements provide adequate space for our foreseeable future needs as well as those of our subsidiaries.
Legal Proceedings
We are not a party to any pending legal proceedings.
MANAGEMENT
     The following table sets forth the names, positions and ages of our executive officers and directors as of February 1, 2006.

	Position Held with the		Date First Elected
Name	Company	Age	or Appointed

Joshua Emanuel	Chief Executive Officer, Director (1)	55	Chairman of the Board of Directors — July 2002 Director — July 1999

John Gunn	General Manager Chief Financial Officer,	63	July 1999 March 2003

David Knox	Chief Operating Officer Vice President, Chief Technology Officer	43	April 2004 April 2000

Larry Wetzel	Vice President , Sales US	57	April 2004

David Linton	Vice President, Sales and Marketing Canada	48	February 2003

William Turner	Vice President, Business Development	44	July 1999

Ardeshir Darabi	General Counsel Secretary	39	February 2005

John X. Adiletta	Director (1)(2)(3)	56	December 2003

Vijay Fozdar	Director (1)(2)(3)	55	September 2003

Thom Waye	Director	40	January 2006

(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Corporate Governance Committee

Our Bylaws provide that the number of directors which constitute our Board of Directors shall be a minimum of one and a maximum of eight unless and until otherwise determined by a resolution of the Board. Each director is elected by a plurality of votes at each annual meeting, continuing in office until the next annual meeting of stockholders and until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. Currently our Board of Directors is comprised of four directors. The Board meets periodically to review significant developments affecting the Company and to act on matters requiring Board approval.
Our officers serve at the discretion of the board of directors. There are no arrangements or understandings among any of our directors or officers. There are no family relations among any of our directors or officers. Three of the four directors on our Board of Directors are “independent” within the meaning of the listing standards of The Nasdaq Stock Market.
Biographical information for each of our directors and executive officers is as follows:
JOSHUA EMANUEL — Chairman, CEO and Director.
Mr. Emanuel is responsible for the day to day operations of our company. Business Executive; Chairman since July 2002, President and CEO of our company from 1999 to present; VP of Sales and Marketing of the Company’s U.S. subsidiary from 1997 to 1999; VP of Sales and Marketing of Freemont Quality Products from 1994 to 1997; President of Interurbain Communications from 1995 to 1997; President of Colorama Photo Inc. from 1983 to 1997. Mr. Emanuel holds a Bachelor of Engineering degree in mechanical engineering.
JOHN X. ADILETTA- Director
Mr. Adiletta is principal of PCS Management Group, based in Bernardsville, New Jersey and the Chief Executive Officer and a director of Somerset International Group, Inc., a public holding company, located in Bedminster, New Jersey. As an experienced executive in the telecommunications industry, Mr. Adiletta brings expertise in managing high growth and capital intensive operations to our board of directors. Mr. Adiletta was the CEO of Teleservices Group, Inc., a private company that sought bankruptcy protection in 2002. Mr. Adiletta holds a B.A. degree from Clark University.
VIJAY FOZDAR- Director
Mr. Fozdar is Chief Executive Officer and a Director of AsiaDemand, Inc., a China-based distribution and technology transfer firm. He is Vice Chairman of OilChina, a subsidiary of China National Petroleum Corporation and Vice-Chairman of Sino-ChangChing, both AsiaDemand joint ventures. Mr. Fozdar is also Senior Managing Director of Bristol WorldSource, Inc., a mergers and acquisitions advisory firm. Mr. Fozdar holds a Bachelor of Science degree in Finance and Applied Economics from the University of California at Berkley.
THOM WAYE — Director
Mr. Waye founded the Sigma Opportunity Fund LLC in 2004 and brings 20 years of financial and operational experience within the information technology, telecommunications and healthcare sectors. Prior to forming Sigma, Mr. Waye was a Partner and Managing Director at ComVest Venture Partners, L.P. In that capacity, Mr. Waye was primarily responsible for originating and structuring the fund’s operating company investments. Before joining ComVest, Mr. Waye was with AIG Global Investment Corporation, a $10+ billion private equity group, with responsibilities for fundraising and fund development. In addition, Mr. Waye previously led Motorola’s and Unisys’ New York based non-banking, financial services sales and marketing efforts. He holds an MBA in Accounting and Finance from the University of Chicago Graduate School of Business and a B.Sc. in Management Information Systems and Marketing from Syracuse University.
JOHN GUNN — Chief Financial Officer and General Manager
Mr. Gunn is responsible for the financial management and supervision of the affairs and business of our company. As well, he is responsible for the North American operations of our company. He has been with us since 1997.
DAVID KNOX — Chief Operating Officer and Chief Technology Officer
Mr. Knox is responsible for Canadian and US sales, research and development efforts and management of our technology infrastructure and has been with us since April 2002. Prior to that, he was Vice President of Operations of Automated Technology Machines Incorporated from 1995 to 2000.
BILL TURNER — Vice President of Business Development
Mr. Turner is responsible for our overall business development and marketing; he has been with us since 1993.
LARRY WETZEL — Vice President of Sales and Marketing — US
Mr. Wetzel is responsible for our U.S. sales efforts, management of the U.S. sales force, and management of the AT&T relationship. Mr. Wetzel joined us in April 2004; prior to that he held senior sales positions with AT&T.
DAVID LINTON — Vice President of Sales and Marketing- Canada
Mr. Linton is responsible for our Canadian business sales and marketing. He was Business Development Manager of DataWave Prepaid Card Company and predecessor phone card companies from 1997 to present.
ARDESHIR DARABI — Secretary and General Counsel
Mr. Darabi is a corporate and intellectual property lawyer. Prior to joining DataWave, he was in private practice for seven years. Mr. Darabi holds an LL.B. from the University of British Columbia and LL.M. from Osgoode Hall- York University and has been a member of the British Columbia Bar since 1998. He is also a Canadian trademark agent. Prior to attending law school he obtained a B.A.Sc. in electrical engineering and practiced as an engineer for over four years.
COMMITTEES OF THE BOARD OF DIRECTORS
Standing committees of our board of directors are Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee.

During fiscal year 2005, two meetings of the full Board, four meetings of the Audit Committee, three meetings of the Compensation Committee and one meeting of the Corporate Governance Committee were held. All of the directors attended all of the meetings of the full Board and all of the meetings of the Committees of the Board on which they serve.
Audit Committee
         In the fiscal year ended March 31, 2005, there were four meetings held by the Audit Committee. The Audit Committee was formed in May 2000. The Audit Committee currently consists of Messrs. Fozdar (Chair) and Adiletta. Each member of the Audit Committee is financially literate, and the Board has determined that Mr. Fozdar is an “audit committee financial expert.” All of the members of the Audit Committee are independent as defined by Rule 4200(a) (14) of the NASD Rules. The Audit Committee assists the Board in fulfilling its responsibilities to provide oversight with respect to our financial statements and reports, our independent auditors, the system of internal controls and the audit process. This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of accounting, financial, and operating controls; and to report to the Board, when so requested, on any accounting or financial matters. The committee annually reviews the qualifications and objectivity of our independent auditors, is responsible for selecting, retaining or replacing our independent auditors, reviews the scope, fees and result of their audit, reviews and approves any non-audit services and related fees, is informed of their significant audit findings and management’s responses thereto, and annually reviews the status of significant current and potential legal matters. The Board adopted a charter for the Audit Committee in September 2000 which has been amended from time to time.
Audit Committee Report
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended March 31, 2005.
The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission and our proxy statement for its 2005 Annual Meeting.
Audit Committee of the Board of Directors
John Adiletta
Vijay Fozdar
The material contained in this Audit Committee Report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing by us under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.
Compensation Committee
In the fiscal year ended March 31, 2005, there were two meetings held by the Compensation Committee. The Compensation Committee was formed in May 2000. The Compensation Committee currently consists of Messrs. Emanuel, Fozdar (Chair), and Adiletta. Mr. Fozdar and Mr. Adiletta are non-employee directors of our company. The Compensation Committee determines compensation for the Chief Executive Officer, reviews and makes recommendations regarding compensation of other officers, and supervises the administration of equity plans for executives and all employees. Except for plans that are, in accordance with their terms or as required by law, administered by the Board or another particularly designated group, the Compensation Committee also administers and implements all of stock option and other stock-based and equity-based benefit plans (including performance-based plans), recommends changes or additions to those plans, and reports to the Board on compensation matters.
Nomination and Corporate Governance Committee
In the fiscal year ended March 31, 2005, there was one meeting held by the Corporate Governance Committee. The Corporate Governance and Nominating Committee was established in March 2003. The Corporate Governance Committee currently consists of Messrs. Adiletta and Fozdar. The Corporate Governance Committee recommends to the Board the adoption of corporate governance guidelines similar to those recommended by the U.S. Securities and Exchange Commission and as required by the Sarbanes-Oxley Act of 2002. Under the guidelines, the Board adopts a strategic planning process, which also identifies the principal risks of our business and ensures the implementation of an appropriate system to manage these risks.
Section 16(a) Beneficial Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings.
Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended March 31, 2005, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, with the exception of the following:

	Number of	Number of Transactions Not	Failure to File
Name	Late Reports	Reported on a Timely Basis	Requested Forms

Integrated Data Corp.	2 (1)	3(1)	1
Joshua Emanuel	2 (2)(3)	2 (2)(3)	Nil
John Gunn	1(3)	1(3)	Nil
David Knox	1(3)	1(3)	Nil
Bill Turner	1(3)	1(3)	Nil
Vijay Fozdar	1(3)	1(3)	Nil
John Adiletta	1(3)	1(3)	Nil
Ardeshir Darabi	2 (3)(4)	2 (3)(4)	Nil
Larry Wetzel	1 (3)	1 (3)	Nil

(1) The named 10% stockholder filed a Form 5 regarding two transactions that occurred in a previous fiscal year and a late Form 4 regarding a transaction that occurred in fiscal year 2005.
(2) The named officer and director filed a late Form 4 regarding a transaction that occurred in fiscal year 2005.
(3) The named directors and officers filed a late Form 4 regarding the grant of stock options to them.
(4) The named officers filed a late Form 3 relating to their initial appointment.
EXECUTIVE COMPENSATION
Compensation of Executive Officers
The following table shows for each of the three fiscal years ended March 31, 2005, 2004 and 2003, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the “Named Executive Officers”):
•	Joshua Emanuel, our President and Chief Executive Officer;

•	David Knox, our Vice President and Chief Technology Officer; and
•	John Gunn, our General Manager and Chief Financial Officer.
Other than the Named Executive Officers, none of our executive officers earned more than $100,000 in salary and bonus for the 2005 fiscal year.

		Annual Compensation		Long Term Compensation Awards
	Fiscal
Name and Position	Year	Salary
of Principal	Ended	(U.S. $)	Bonus	Securities Under Options Granted

Joshua Emanuel	2005	$236,667	Nil	1,450,000
President and CEO	2004	222,000	Nil	Nil
	2003	204,250	Nil	Nil

David Knox	2005	186,347	Nil	400,000
COO, CTO	2004	165,000	Nil	Nil
	2003	156,667	$ 9,000	100,000
John Gunn	2005	122,884	Nil	300,000
General Manager,	2004	111,376	Nil	Nil
CFO	2003	78,074	Nil	Nil
Options Grants in the Last Fiscal Year
During the 2005 fiscal year, the following stock options were granted to the Named Executive Officers.

		Percent of Total
	Number of Securities	Options Granted to
	Underlying	Employees in	Exercise Price
Name	Options Granted	Fiscal Year 2005	($/Share)(1)	Expiration Date

Joshua Emanuel	1,200,000	57%	$0.10	Jan.31, 2010
	250,000		$0.135
David Knox	400,000	16%	$0.10	Jan. 31, 2010
John Gunn	300,000	12%	$0.10	Jan. 31, 2010

(1) All referenced options are fully vested, and are exercisable at prices equal to or higher than the fair market value of the common shares on the respective dates of grant.
Aggregated Option Exercises and Fiscal Year End Option Values
The following table presents information about options held by the Named Executive Officers and the value of those options as of March 31, 2005. None of the Named Executive Officers exercised any options in fiscal 2005

	Number of Securities Underlying		Value of Unexercised In-the
	Unexercised Options at		-Money Options at
	fiscal year end (#)		fiscal year end ($)
Name	Exercisable /Unexercisable		Exercisable / Unexercisable(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable

Joshua Emanuel	1,450,000	Nil	$107,250	$0
David Knox	500,000	Nil	$35,000	$0
John Gunn	300,000	Nil	$24,000	$0

(1) The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of March 31, 2005 ($0.18 per share on the OTC Bulletin Board) and the exercise price of the individual’s options.
Termination of Employment, Change in Responsibilities and Employment Contracts
An employment contract was entered into between the Company and Joshua Emanuel during fiscal 2005. No other employment contracts exist between us and any of the other Named Executive Officers.
The employment agreement with Mr. Emanuel provides that Mr. Emanuel will have the option to terminate his employment with the company at anytime within one year after (i) a significant change in his duties and responsibilities; or (ii) a change in control of the company. In the event of such termination, Mr. Emanuel will be entitled to receive from the company as severance pay 150% of his annual salary rate prior to termination plus 150% of any bonus that he received in the previous year. The company is also required to provide to him for a 12 month period after such termination life, disability and accident and group health insurance benefits substantially similar to those he was receiving prior to such termination.
There are no other compensatory plans or arrangements with respect to the Named Executive Officers resulting from the resignation, retirement or other termination of employment or from a change of control.
Compensation of Directors
We currently compensate our independent directors with annual cash compensation of $25,000. Non-employee directors are also granted 50,000 stock options. Members of the Audit Committee are granted additional 50,000 stock options. Employee directors are granted incentive stock options based on annual performance reviews. All stock option grants during fiscal 2005 were made pursuant to our 2000 Stock Option Plan.
We have no other standard arrangement pursuant to which directors are compensated by us for their services in their capacity as directors except for the granting from time to time of stock options.
During the most recently completed fiscal year, we granted 200,000 stock options to our independent directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Except as otherwise disclosed herein, no director, executive officer, principal stockholder, or any associate or affiliate thereof, had any material interest, direct or indirect, in any transaction since the beginning of our last financial year that has materially affected us, or any proposed transaction that would materially affect us, except for an interest arising from the ownership of shares of our company where the member will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of shares in the capital of our company.
On June 2, 2004, we entered into an agreement and plan of merger with Integrated Data Corp., our then majority stockholder, pursuant to which our company would be merged with and into a wholly-owned subsidiary of IDC. However, subsequently on November 9, 2004, our company and IDC mutually agreed to terminate the proposed merger. On March 3, 2005, we entered into a Merger Break-Up and Mutual Release Agreement with Integrated Data Corp., to settle issues surviving the termination of the merger agreement. The Merger Break-Up and Mutual Release Agreement, which was signed March 3, 2005, provides for retroactive effect to February 1, 2005.
In the Merger Break-Up and Mutual Release Agreement, we agreed to pay to Integrated Data Corp. $470,000 to compensate Integrated Data Corp. for expenses it incurred in negotiating and in partially performing its obligations under the merger agreement. In the Merger Break-Up and Mutual Release Agreement, Integrated Data Corp. agreed, among other things, to waive its right to appoint a director or directors to our Board of Directors. Our company paid $235,000 of the total of $470,000 in cash and we satisfied the balance of the obligation by issuing 2,937,500 common shares at a price of $0.08 per share, which was the closing price (last sale) for our company’s common shares as reported on the OTC Bulletin Board on February 1, 2005, the date on of which our Board of Directors approved the basic terms of the Merger Break-Up and Mutual Release Agreement.
On January 26, 2005, we announced that we had agreed with Integrated Data Corp. to buy back the exclusive international license granted to DataWave International Limited in April 1999, for $865,000. Integrated Data Corp. had acquired the license in December 2002. In connection with the repurchase of the license, we issued a $600,000 two year interest free promissory note to Integrated Data Corp., which note was convertible into common shares at a conversion rate of $0.08 per share for a total of 7,500,000 newl;y issued common shares. Subsequently, in December 2005, the Convertible Note was transferred to Sigma Fund. See “SELLING STOCKHOLDERS” above.
On January 17, 2006, we appointed Thom Waye, the manager of Sigma Capital Advisors, LLC and sole member of Sigma Capital Partners, LLC, to our Board of Directors. Sigma Capital Partners, LLC is the sole member of Sigma Capital Advisors, LLC, and Sigma Capital Advisors, LLC is the managing member of Sigma Opportunity Fund, LLC, one of the named selling stockholders in this prospectus. See “SELLING STOCKHOLDERS” above. In December 2005, Sigma Fund acquired the Convertible Note. The Convertible Note was in the principal amount of $600,000, bore no interest, and was convertible to our shares of common stock at a conversion rate of $0.08 per share for a total of 7,500,000 shares. If the Convertible Note had not been converted, it would have been due on February 1, 2007 and would have been payable at our option either in cash or by the issuance of 7,500,000 newly issued shares of common stock. In December 2005, in connection with the transfer of the Convertible Note to Sigma Fund, we entered into a registration rights agreement with Sigma Fund, pursuant to which we agreed to file the registration statement of which this prospectus constitutes a part to register for resale the 7,500,000 shares of common stock issued upon the conversion of the Convertible Note. We agreed with Sigma Fund to keep the registration statement of which this prospectus constitutes a part effective for up to two years after its effective date or until such earlier time as all of the shares are resold or all of the unsold shares have become eligible for immediate resale pursuant to Rule 144(k). See “PLAN OF DISTRIBUTION” above. Pursuant to Sigma Fund’s election to convert the Convertible Note, on February 17, 2006 we issued 7,500,000 shares of common stock to Sigma Fund and cancelled the Convertible Note in full.
PRINCIPAL STOCKHOLDERS
We have set forth in the following table as of February 20, 2006 certain information regarding our common shares beneficially owned by the following persons or groups:
•	each stockholder we know to be the beneficial owner of 5% or more of our common shares;

•	each Named Executive Officer identified in the Executive Compensation table above;

•	each of our current directors and director nominees; and

•	all of our executive officers and directors as a group.
As of February 20, 2006 there were 54,326,834 common shares of our company issued and outstanding. The following table is based upon information supplied by such major stockholders, executive officers, and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him. To our knowledge, there are no voting arrangements among our stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities, and a person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

	Number of Common	Percentage of
	Shares Beneficially	Issued Share
Name and Address of Stockholder	Owned	Capital
Integrated Data Corp. (1)	24,884,530	45.8
3422 Old Capital Trail, #741
Wilmington, DE 19808
Sigma Opportunity Fund, LLC (2)	7,500,000	13.8
c/o Sigma Capital Advisors, LLC
800 Third Avenue
Suite 1701
New York, New York
Joshua Emanuel	2,043,871(3)	3.7
Wayne, New Jersey
John Gunn	350,000(4)	*
North Vancouver, British Columbia
David Knox	500,000(5)	*

	Number of	Percentage of
	Common Shares	Issued Share
Name and Address of Stockholder	Beneficially Owned	Capital
West Orange, New Jersey
John Adiletta	250,000(6)	*
Bernardsville, New Jersey
Vijay Fozdar	200,000(7)	*
Chino Hills, California
Thom Waye	0(8)	*
New York, NY
Directors and Executive Officers as	3,701,538(9)	6.5
Group (10 persons)

*	less than 1%

(1)	Management is unaware of all the beneficial owners of the shares of Integrated Data Corp., a Delaware company whose shares trade on the NASD OTCBB.

(2)	These shares are owned directly by Sigma Opportunity Fund, LLC (“Sigma Fund”). Sigma Capital Advisors, LLC (“Sigma Advisors”), Sigma Capital Partners, LLC (“Sigma Partners”) and Thom Waye may be deemed to be indirect 10% owners of our company by virtue of Sigma Advisors being the managing member of Sigma Fund, and Sigma Partners being the sole member of Sigma Advisors and Mr. Waye being the sole member of Sigma Partners. Mr. Waye, Sigma Advisors and Sigma Partners have disclaimed beneficial ownership of the shares owned by Sigma Fund except to the extent of their pecuniary interest therein.

(3)	Includes 1,450,000 shares subject to stock options that are exercisable within 60 days of February 1, 2006 (“Vested Options”) held by Mr. Emanuel.

(4)	Consists entirely of shares subject to Vested Options held by Mr. Gunn.

(5)	Consists entirely of shares subject to Vested Options held by Mr. Knox.

(6)	Consists entirely of shares subject to Vested Options held by Mr. Adiletta.

(7)	Consists entirely of shares subject to Vested Options held by Mr. Fozdar.

(8)	Thom Waye may be deemed to be an indirect owner of the shares of our company by virtue of Mr. Waye being the manager of Sigma Fund. See Note (2) above. Mr. Waye has disclaimed beneficial ownership of the shares owned by Sigma Fund except to the extent of his pecuniary interest therein.

(9)	Consists of Joshua Emanuel, John Gunn, William Turner, David Knox, David Linton, John Adiletta, Vijay Fozdar, Thom Waye, Larry Wetzel and Ardeshir Darabi. This figure does not include indirect ownership of share by Thom Waye, as described in Note (8) above. See “MANAGEMENT” below. Includes an aggregate of 2,966,667 shares subject to Vested Options held by such persons.
DESCRIPTION OF SECURITIES
Common Stock
We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of February 20, 2006, there were 54,326,834 shares of our common stock issued and outstanding, held by approximately 176 holders of record. All outstanding shares of common stock are fully paid and non-assessable.
At our last Annual Meeting of Stockholders, held on August 8, 2005, stockholders authorized our Board of Directors to implement a reverse split of all the authorized shares in the capital of the company at a ratio no less than one-to-five and no greater than one-to-ten, the specific ratio as determined by the Board in its sole discretion. Reverse split is also known as consolidation. Stockholders authorized the Board of Directors to implement the reverse split at any time prior to March 31, 2006. In addition, notwithstanding approval of the proposed reverse split by stockholders, our Board of Directors, in its sole discretion, may abandon the reverse split without further approval or action by or prior notice to stockholders. As of the date of this prospectus, the Board has not implemented a reverse split on the shares.
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

The foregoing summaries of the material terms of our common stock do not purport to be complete or to contain all the information that may be important to you and are qualified in their entirety by reference to our Certificate of Incorporation, as amended, and bylaws, as amended.
No Cumulative Voting in the Election of Directors
Our stockholders are not permitted to cumulate their votes in the election of directors. As a result, stockholders owning a majority of our common stock may elect all of the directors.
Delaware General Corporation Law
We are not currently subject to Section 203 of the Delaware General Corporation Law. If in the future our common stock is quoted on the Nasdaq Stock Market or listed on a national securities exchange, we may become subject to that provision. Section 203 generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:
•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder,

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
Disclosure of Commission Position on Indemnification For Securities Act Liabilities
Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its officers and directors to the extent provided in that statute. Our certificate of incorporation and bylaws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware law.
Under Delaware law, directors and officers may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In stockholders’ derivative actions, indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, except that no indemnification shall be made in the event such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses. Delaware law also permits a corporation to maintain insurance on behalf of its officers and directors against liabilities incurred while acting in such capacities.
Our certificate of incorporation, as amended, contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors’ duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our certificate of incorporation has no effect on directors’ liability for: (1) breach of the directors’ duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors, officers and employees.
In addition to the indemnification provided for in our certificate of incorporation and bylaws, we have entered into indemnification agreements with certain of our directors and officers. Such indemnification agreement indemnifies the director or officer who is a party for all liabilities and expenses, including attorney’s fees, that the director or officer may incur as a result of the director or officer’s exercise of his powers or performance of his duties relating to the management, operations, activities and affairs of the Company. The indemnity provided to a director or officer under the indemnification agreement is subject to the director or officer having acted honestly and in good faith with a view to the best interest of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his conduct was lawful.
Our directors and officers are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty, including liability under the Securities Act.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
Certain legal matters with respect to the validity of the shares of common stock offered hereby are being passed upon for us by Cairncross & Hempelmann, P.S., Seattle, Washington. Cairncross & Hempelmann has not represented the selling stockholders in connection with such registration.
EXPERTS
The financial statements as of March 31, 2005 and 2004, and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their report appearing herein , and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC’s regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov.
In addition, we maintain a web site that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our web site is www.datawave.com or www.datawave.ca. Our web site, and the information contained on that site, or connected to that site, are not incorporated into and do not constitute a part of this prospectus.
We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to, or incorporated by reference into, the registration statement for copies of the actual contract, agreement or other document.
You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

DATAWAVE SYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As at December 31, 2005 and March 31,2005
(Expressed in United States dollars)
(Unaudited)

	December 31	March 31
	2005	2005

Assets
Current
Cash and cash equivalents	$6,370,523	$4,560,512
Accounts receivable and other (Note 3 (a))	9,266,519	7,366,712
Inventories (Note 3 (b))	7,649,152	4,155,614
Prepaid expenses and deposits	491,819	336,800

Total current assets	23,778,013	16,419,638

Machinery and equipment, net (Note 3 (c))	2,364,466	2,453,571
Equity investment (Note 3(e))	159,457	39,387
Goodwill	1,882,611	1,857,985
Intangible assets, net	962,696	1,079,843
Other assets	194,004	225,575

Total assets	$29,341,247	$22,075,999

Liabilities
Current
Accounts payable and accrued liabilities (Note 3 (d))	$20,527,270	$14,547,422
Deferred revenue	1,123,991	839,303
Other current liabilities	116,854	109,346

Total current liabilities	21,768,115	15,496,071

Deferred income taxes	321,110	309,509
Deferred inducement	352,557	342,184
Convertible promissory note (Note 3(f))	600,000	600,000
Other liabilities	—	61,668

Total liabilities	23,041,782	16,809,432

Stockholders’ equity
Common shares
Authorized, 100,000,000 common shares, $0.001 par value Issued, 46,826,834 shares issued and outstanding at December 31, 2005 and March 31, 2005	46,827	46,827
Additional paid-in capital	17,920,408	17,920,408
Accumulated other comprehensive income	669,443	465,048
Accumulated deficit	(12,337,213)	(13,165,716)

Total stockholders’ equity	6,299,465	5,266,567

Total liabilities and stockholders’ equity	$29,341,247	$22,075,999

See accompanying Notes to the Condensed Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three- and nine-month periods ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2005	2004	2005		2004
Revenue
Sales	$6,473,285	$4,903,379		$17,860,199	$11,138,480
Net agency sales (Note 5)	2,178,840	1,845,108		6,096,016	5,456,537

Total revenue	8,652,125	6,748,487		23,956,215	16,595,017

Operating costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	5,818,378	4,424,719		16,004,943	10,354,656
General and administrative	1,126,148	773,206		3,128,609	2,351,874
Selling and marketing	462,211	562,264		1,512,516	1,388,638
Product development	445,475	305,435		1,239,208	926,836
Depreciation and amortization	373,254	328,454		1,111,725	881,103
Merger costs (Note 6)	—	32,229		—	199,244

Total operating costs and expenses	8,225,466	6,426,307		22,997,001	16,102,351

Operating income	426,659	322,180		959,214	492,666

Other income (loss)	54,390	(644)		127,524	2,250
Gain on foreign exchange	1,399	4,650		11,151	40,433

Income before income taxes	482,448	326,186		1,097,889	535,349

Income taxes	(144,291)	—		(389,456)	—
Equity income from investee (Note 3(e))	55,608	55,309		120,070	87,121

Net income	$393,765	$381,495		$828,503	$622,470

Net income per share			$
- basic	$0.01	$0.01		$0.02	$0.01

- diluted	$0.01	$0.01		$0.01	$0.01

Weighted-average number of common shares - basic	46,826,834	43,889,334		46,826,834	43,889,334

- diluted	56,434,647	43,889,334		56,207,691	43,889,334

See accompanying Notes to the Condensed Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
As at December 31, 2005 and March 31, 2005
(Expressed in United States dollars, except share amounts)
(Unaudited)

				Accumulated
	Number of		Additional	Other		Total
	Common	Common	Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Shares	Capital	Income	Deficit	Equity

Balance, April 1, 2004	43,889,334	$15,006,743	$2,725,492	$277,966	$(13,829,163)	$4,181,038

Net income		—	—	—	622,470	622,470
Foreign currency translation adjustment		—	—	91,842	—	91,842
Comprehensive income						714,312

Balance, December 31, 2004	43,889,334	$15,006,743	$2,725,492	$369,808	$(13,206,693)	$4,895,350
Issuance of shares	2,937,500	235,000	—	—	—	235,000
Reclassification to additional paid-in capital on emigration		(15,194,916)	15,194,916	—	—	—
Net income		—	—	—	40,977	40,977
Foreign currency translation adjustment		—	—	95,240	—	95,240
Comprehensive income		—	—	—	—	136,217

Balance, March 31, 2005	46,826,834	46,827	17,920,408	465,048	(13,165,716)	5,266,567
Net income		—	—		828,503	828,503
Foreign currency translation adjustment		—	—	204,395	—	204,395

Comprehensive income		—	—	—	—	1,032,898

Balance, December 31, 2005	46,826,834	$46,827	$17,920,408	$669,443	$(12,337,213)	$6,299,465

See accompanying Notes to the Condensed Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine-month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)

	Nine months ended December 31,
	2005	2004

Operating activities
Net income	$828,503	$622,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,111,725	881,103
Equity income from investee	(120,070)	(87,121)
Amortization of lease inducement	(2,594)	17,724
Net change in non-cash operating assets and liabilities	(828,787)	(1,459,451)
Accounts receivable and other Inventories	(3,233,138)	(2,556,662)
Prepaid expenses and deposits	(138,232)	31,690
Other long term receivables	887	—
Accounts payable and accrued liabilities	4,544,251	5,710,480
Deferred revenue	253,006	607,126

Net cash provided by operating activities	2,415,551	3,767,359

Investing activity
Purchase of machinery and equipment	(627,673)	(785,523)

Net cash used in investing activity	(627,673)	(785,523)

Financing activity
Repayment of capital lease obligations	(58,350)	(50,031)

Net cash used in financing activity	(58,350)	(50,031)

Effect of exchange rate changes on cash and cash equivalents	80,483	210,799

Increase in cash	1,810,011	3,142,604
Cash and cash equivalents, beginning of period	4,560,512	906,406

Cash and cash equivalents, end of period	$6,370,523	$4,049,010

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$7,873	$11,204
Income taxes	$19,076	$—
See accompanying Notes to the Condensed Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine-month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
1. DESCRIPTION OF BUSINESS
DataWave Systems Inc. (the “Company” or “DataWave”) sells and distributes prepaid products using proprietary systems for activating products at the point-of-sale. DataWave designs, develops, produces, owns and manages a proprietary, intelligent, automated, direct merchandising network (the “DataWave System”). The DataWave System is comprised of point-of-sale-activation (“POSA”) terminals, free-standing “smart” machines (“DTMs”), and cash registers or web-based applications. All of these devices are connected to proprietary server and database systems through wireless, land line wide area networks or host-to-host connectivity, and are capable of dispensing multiple prepaid products and services. In addition, DataWave sells prepaid calling cards and point-of-sale activated prepaid cellular personal identification numbers (“PINs”) on a wholesale basis to certain retail operators and other customers.
2. SIGNIFICANT ACCOUNTING POLICIES
(a) Basis of presentation
These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the United States Securities and Exchange Commission for the presentation of interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations. These financial statements do not include all disclosures required for annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included as part of the Company’s 2005 Annual Report on Form 10-KSB, also included below in this prospectus. All amounts herein are expressed in United States dollars unless otherwise noted.
In the opinion of management, all adjustments (including reclassifications and normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 2005 and for all periods presented, have been made. Interim results are not necessarily indicative of results for a full year.
(b) Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, accounting for doubtful accounts, assessing the recoverability of machinery and equipment, intangibles and goodwill, amortization, valuation allowance for deferred income tax assets, accruals for cost of time in excess of amounts billed by service providers, income taxes and contingencies. Actual results could differ from those estimates.
(c) Stock-based compensation
In accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure the Company provides pro-forma information regarding net income and net income per share for stock-based awards granted or modified after December 31, 1994 as if the awards to employees had been accounted for under the fair value method prescribed by SFAS No. 123, Accounting for Stock Based Compensation.

DATAWAVE SYSTEMS INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine-month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
2. SIGNIFICANT ACCOUNTING POLICIES
(c) Stock-based compensation (continued)
The fair value of the Company’s stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.
In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the models used reflect management’s best estimate of the fair value of its stock-based awards to employees.
The fair value of the Company’s stock-based awards to employees was estimated assuming no expected dividends and using the following weighted-average assumptions:

	Three Months Ended	Three Months Ended
	Dec 31, 2005	Dec 31, 2004
Expected life (years)	—	—
Expected volatility	—	—
Risk-free interest rate	—	—
The weighted-average estimated fair values of employee stock options granted during the three months ending December 31, 2005 and 2004 were $Nil and $Nil per share, respectively.
No options were granted in the three months ended December 31, 2005 and December 31, 2004 but if the computed fair values of previously granted awards had been amortized to expense over the vesting period of the awards as prescribed by SFAS 123, net income and net income per share would have been:

	Three Months	Three Months
	Ended	Ended
	Dec 31, 2005	Dec 31, 2004
Net income — as reported	$393,765	$381,495
Add: Stock-based employee compensation expense (recovery) included in reported net income	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(12,072)	(1,644)

Pro-forma net income	$381,693	$379,851

Net income per share — as reported
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Net income per share — pro-forma
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
2. SIGNIFICANT ACCOUNTING POLICIES
(c) Stock-based compensation (continued)
The fair value of the Company’s stock-based awards to employees was estimated assuming no expected dividends and using the following weighted-average assumptions:

	Nine Months	Nine Months
	Ended	Ended
	Dec 31, 2005	Dec 31, 2004
Expected life (years)	3.35	—
Expected volatility	136.0%	—
Risk-free interest rate	4.25%	—
The weighted-average estimated fair values of employee stock options granted during the nine months ending December 31, 2005 and 2004 were $0.06 and $nil per share, respectively.
705,000 and nil options were granted in the nine months ended December 31, 2005 and 2004, respectively. If the computed fair values of previously granted awards had been amortized to expense over the vesting period of the awards as prescribed by SFAS 123, net income and net income per share would have been:

	Nine Months	Nine Months
	Ended	Ended
	Dec 31, 2005	Dec 31, 2004
Net income — as reported	$828,503	$622,470
Add: Stock-based employee compensation expense (recovery) included in reported net income	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(47,237)	(10,019)

Pro-forma net income	$781,266	$612,451

Net income per share — as reported
Basic	$0.02	$0.01

Diluted	$0.01	$0.01

Net income per share — pro-forma
Basic	$0.02	$0.01

Diluted	$0.01	$0.01

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
3. BALANCE SHEET DETAILS
(a) Accounts receivable and other

	December 31,	March 31,
	2005	2005

Trade accounts receivable — POSA	$6,887,826	$4,499,592
Trade accounts receivable — prepaid long distance	2,150,125	2,638,597
Less allowance for doubtful accounts	(28,450)	(96,360)
Other receivables	257,018	324,883

	$9,266,519	$7,366,712

(b) Inventories

	December 31,	March 31,
	2005	2005

PINs and cellular time	$6,942,833	$3,274,233
Cards and long-distance phone time	496,788	646,139
Parts and supplies	209,531	235,242

	$7,649,152	$4,155,614

(c) Machinery and equipment

		December 31, 2005
		Accumulated
	Cost	Depreciation	Net Book Value

Vending equipment	$3,816,312	$3,393,475	$422,837
POSA equipment	2,450,035	1,748,957	701,078
Computer equipment and software	2,225,522	1,368,786	856,736
Other	551,338	167,523	383,815

	$9,043,207	$6,678,741	$2,364,466

		March 31, 2005
		Accumulated
	Cost	Depreciation	Net Book Value
Vending equipment	$3,796,883	$3,336,090	$460,793
POSA equipment	1,969,809	1,207,702	762,107
Computer equipment and software	1,921,569	1,102,811	818,758
Other	553,887	141,974	411,913

	$8,242,148	$5,788,577	$2,453,571

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
3. BALANCE SHEET DETAILS (Continued)
(d) Accounts payable and accrued liabilities

	December 31,	March 31,
	2005	2005
Trade accounts payable — PINs and cellular time	$12,734,661	$8,663,602
Trade accounts payable — prepaid long distance	3,111,467	3,209,064
Trade accounts payable — other	597,038	500,659
Accrued compensation and benefits	92,285	56,620
Co-op and rebate accruals	804,232	312,993
Long-distance time accruals	587,191	599,098
Other accrued liabilities	2,006,562	1,089,165
State local, GST (net) and other taxes payable	593,834	116,221

	$20,527,270	$14,547,422

(e) Equity Investment
The Company has an equity investment in Nextwave Card Corp (“NCC”). For the three and nine month period ended December 31, 2005, DataWave recorded equity investment income of $55,608 and $120,070 respectively (2004 — $55,309 and $87,121 respectively).
At December 31, 2005, DataWave’s cumulative share of equity investment income was $159,457 (March 31, 2005 — $39,387).
(f) Convertible promissory note
On December 22, 2005, the Company agreed to file a registration statement for the resale of 7.5 million shares of its common stock underlying the Company’s $600,000 convertible non-interest bearing promissory note in connection with Sigma Opportunity Fund’s purchase of the note. The note, dated February 1, 2005 was originally issued by the Company to Integrated Data Corp. (IDC). Sigma Opportunity Fund purchased the note from Integrated Technologies & Systems Ltd. which had acquired the note from IDC. Following conversion of the note into the Company’s shares, Sigma Opportunity Fund will own approximately 13.8% of the Company’s common stock. As of the date of this report, the note had not been converted to common stock.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
4. COMMON SHARES
(a) Net income per share
The following table sets out the computation of basic and diluted net income per common share. Basic income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. The treasury stock method is used to calculate the dilutive effect of options and warrants.

	Three months ended December 31,
	2005	2004

Numerator:
Net income	$393,765	$381,495

Denominator:
Weighted average common shares outstanding	46,826,834	43,889,334

Effect of dilutive securities
Stock Options	2,107,813	—
Convertible promissory note (non-interest bearing)	7,500,000	—

Diluted weighted average common shares outstanding	56,434,647	43,889,334

Basic net income per share	$0.01	$0.01
Diluted net income per share	$0.01	$0.01

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
4. COMMON SHARES (Continued)
(a)	Net income per share (Continued)

	Nine months ended December 31,
	2005	2004

Numerator:
Net income	$828,503	$622,470

Denominator:
Weighted average common shares outstanding	46,826,834	43,889,334

Effect of dilutive securities
Stock Options	1,880,857	—
Convertible promissory note (non-interest bearing)	7,500,000	—

Diluted weighted average common shares outstanding	56,207,691	43,889,334

Basic net income per share	$0.02	$0.01
Diluted net income per share	$0.01	$0.01

For the three and nine month period ended December 31, 2005, securities not included in the diluted net income per share computation were 895,000 options (December 31, 2004 — 872,500).
5. BUSINESS SEGMENT INFORMATION AND CONCENTRATION OF SALES
(a)	Segmented information
DataWave manufactures and operates prepaid calling card merchandising machines and re-sells long distance telephone time through prepaid and other calling cards distributed through its machines, at retail locations and on a wholesale basis to third parties. DataWave considers its business to consist of one reportable operating segment, therefore these consolidated financial statements have not been segmented.
DataWave’s revenues are primarily generated from the resale of prepaid long distance and cellular telephone time, principally from the sale of prepaid calling cards and point-of-sale activated PINs. Sales of prepaid calling cards and point-of-sale activated PINs under third party brands where DataWave is not the primary obligor of the related phone service and has no significant continuing obligation with respect to operation of the card subsequent to sale are recognized at the date of sale on a net basis.
DataWave has total sales, net agency sales, and costs of revenues (exclusive of depreciation and amortization) analyzed by product, as follows:

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
5. BUSINESS SEGMENT INFORMATION AND CONCENTRATION OF SALES (Continued)
(a)	Segmented information (Continued)

	Prepaid		Prepaid
	Long	Prepaid	Internet	Fees and
	Distance	Cellular	Products	Service	Other	Total

Three months ended December 31, 2005

Canada	$3,691,185	$—	$10,119	$676,000	$12,946	$4,390,250
U.S.	1,877,881	—	—	157,132	44,047	2,079,060
Mexico	—	—	—	—	3,975	3,975

Sales	5,569,066	—	10,119	833,132	60,968	6,473,285

Canada	—	40,703,756	69,482	—	—	40,773,238
U.S.	2,003,573	1,219,382	—	—	—	3,222,955
Mexico	—	—	—	—	—	—

Gross proceeds received on agency sales	2,003,573	41,923,138	69,482	—	—	43,996,193
Less payments to suppliers	(824,213)	(40,929,129)	(64,011)	—	—	(41,817,353)

Net agency sales	1,179,360	994,009	5,471	—	—	2,178,840

Canada	3,691,185	955,795	15,590	676,000	12,946	5,351,516
U.S.	3,057,241	38,214	—	157,132	44,047	3,296,634
Mexico	—	—	—	—	3,975	3,975

Total revenue	6,748,426	994,009	15,590	833,132	60,968	8,652,125

Cost of revenues	5,690,673	—	9,002	118,703	—	5,818,378

Margin	$1,057,753	$994,009	$6,588	$714,429	$60,968	$2,833,747

Three months ended December 31, 2004

Canada	$2,807,322	$—	$1,550	$574,177	$—	$3,383,049
U.S.	1,451,587	—	—	(6,297)	67,310	1,512,600
Mexico	—	—	—	—	7,730	7,730

Sales	4,258,909	—	1,550	567,880	75,040	4,903,379

Canada	—	26,053,523	110,406	—	—	26,163,929
U.S.	1,954,187	—	—	—	—	1,954,187
Mexico	—	—	—	—	—	—

Gross proceeds received on agency sales	1,954,187	26,053,523	110,406	—	—	28,118,116
Less payments to suppliers	(603,987)	(25,563,251)	(105,770)	—	—	(26,273,008)

Net agency sales	1,350,200	490,272	4,636	—	—	1,845,108

Canada	2,807,322	490,272	6,186	574,177	—	3,877,957
U.S.	2,801,787	—	—	(6,297)	67,310	2,862,800
Mexico	—	—	—	—	7,730	7,730

Total revenue	5,609,109	490,272	6,186	567,880	75,040	6,748,487

Cost of revenues	4,297,408	—	1,304	126,007	—	4,424,719

Margin	$1,311,701	$490,272	$4,882	$441,873	$75,040	$2,323,768

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
5. BUSINESS SEGMENT INFORMATION AND CONCENTRATION OF SALES (Continued)
(a)	Segmented information (Continued)

	Prepaid		Prepaid
	Long	Prepaid	Internet	Fees and
	Distance	Cellular	Products	Service	Other	Total

Nine months ended December 31, 2005

Canada	$11,103,725	$—	$17,684	$1,849,277	$35,306	$13,005,992
U.S.	4,464,982	—	—	232,296	140,206	4,837,484
Mexico	—	—	—	—	16,723	16,723

Sales	15,568,707	—	17,684	2,081,573	192,235	17,860,199

Canada	—	109,327,837	178,752	—	—	109,506,589
U.S.	6,502,679	2,340,687	—	—	—	8,843,366
Mexico	—	—	—	—	—	—

Gross proceeds received on agency sales	6,502,679	111,668,524	178,752	—	—	118,349,955
Less payments to suppliers	(2,870,969)	(109,215,251)	(167,719)	—	—	(112,253,939)

Net agency sales	3,631,710	2,453,273	11,033	—	—	6,096,016

Canada	11,103,725	2,366,172	28,717	1,849,277	35,306	15,383,197
U.S.	8,096,692	87,101	—	232,296	140,206	8,556,295
Mexico	—	—	—	—	16,723	16,723

Total revenue	19,200,417	2,453,273	28,717	2,081,573	192,235	23,956,215

Cost of revenues	15,664,472	—	15,362	325,109	—	16,004,943

Margin	$3,535,945	$2,453,273	$13,355	$1,756,464	$192,235	$7,951,272

Nine months ended December 31, 2004

Canada	$7,051,253	$—	$1,550	$1,592,099	$—	$8,644,902
U.S.	2,276,427	—	—	89,872	82,422	2,448,721
Mexico	—	—	—	—	44,857	44,857

Sales	9,327,680	—	1,550	1,681,971	127,279	11,138,480

Canada	—	66,737,211	250,857	—	—	66,988,068
U.S.	5,021,195	—	—	—	—	5,021,195
Mexico	—	—	—	—	—	—

Gross proceeds received on agency sales	5,021,195	66,737,211	250,857	—	—	72,009,263
Less payments to suppliers	(870,946)	(65,442,507)	(239,273)	—	—	(66,552,726)

Net agency sales	4,150,249	1,294,704	11,584	—	—	5,456,537

Canada	7,051,253	1,294,704	13,134	1,592,099	—	9,951,190
U.S.	6,426,676	—	—	89,872	82,422	6,598,970
Mexico	—	—	—	—	44,857	44,857

Total revenue	13,477,929	1,294,704	13,134	1,681,971	127,279	16,595,017

Cost of revenues	10,082,291	—	1,304	271,061	—	10,354,656

Margin	$3,395,638	$1,294,704	$11,830	$1,410,910	$127,279	$6,240,361

DATAWAVE SYSTEMS INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine month period ended December 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(Unaudited)
5. BUSINESS SEGMENT INFORMATION AND CONCENTRATION OF SALES (Continued)
(b)	Concentration of sales and economic dependence
The Company is dependent on a small number of customers for revenues from point-of-sale activation products and future results depend significantly on these strategic relationships.
For the nine months ended December 31, 2005, the top ten customers accounted for 71% of revenues (sales and net agency sales) (2004 – 60%). The Company actively seeks to expand its customer base for point-of-sale activation products to mitigate this risk.
6. RELATED PARTY TRANSACTIONS
On April 23rd, 2004 DataWave announced that it signed a Letter Agreement with Integrated Data Corp. (“IDC”) whereby IDC would acquire DataWave by merger in which shareholders of DataWave would be issued shares of IDC in exchange for all the issued and outstanding shares of DataWave. During the nine months ended December 31, 2004, the company incurred merger costs of $199,244. The proposed merger was terminated by mutual agreement on November 9, 2004.

Report of Independent Registered Chartered Accountants
The Shareholders
DataWave Systems Inc.
We have audited the consolidated balance sheets of DataWave Systems Inc. as at March 31, 2005 and 2004 and the consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of DataWave Systems Inc. as at March 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
June 24, 2005

DATAWAVE SYSTEMS INC.
CONSOLIDATED BALANCE SHEETS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)

	2005	2004
Assets
Current
Cash and cash equivalents	$4,526,512	$852,406
Restricted cash (Note 3 (c))	34,000	—
Accounts receivable and other (Note 3 (a))	7,366,712	3,779,638
Inventories (Note 3 (b))	4,155,614	2,234,443
Prepaid expenses and deposits	336,800	451,377

Total current assets	16,419,638	7,317,864
Restricted cash	—	54,000
Machinery and equipment, net (Note 3 (d))	2,453,571	2,332,997
Equity investment (Note 10)	39,387	—
Deferred development costs (Note 3 (e))	101,567	49,335
Other long term receivables (Note 7)	124,008	110,865
Goodwill (Note 3 (f))	1,857,985	1,845,619
Intangible assets, net (Note 3 (f))	1,079,843	378,529

Total assets	$22,075,999	$12,089,209

Liabilities
Current
Accounts payable and accrued liabilities (Notes 3 (g) and 10)	$14,547,422	$7,080,615
Deferred revenue	839,303	61,572
Current portion of capital lease obligations (Note 8)	78,344	64,641
Current portion of deferred inducement (Note 7)	31,002	27,716

Total current liabilities	15,496,071	7,234,544
Capital lease obligations (Note 8)	61,668	125,026
Deferred income taxes (Note 6)	309,509	267,766
Deferred inducement (Note 7)	342,184	280,835
Convertible promissory note (Note 3 (h))	600,000	—

Total liabilities	16,809,432	7,908,171

Commitments (Note 9)
Shareholders’ equity
Common shares
Authorized, 100,000,000 common shares, $0.001 par value Issued, 46,826,834 and 43,889,334 shares issued and outstanding at March 31, 2005 and March 31, 2004, respectively	46,827	15,006,743
Additional paid-in capital	17,920,408	2,725,492
Accumulated other comprehensive income	465,048	277,966
Accumulated deficit	(13,165,716)	(13,829,163)

Total shareholders’ equity	5,266,567	4,181,038

Total liabilities and shareholders’ equity	$22,075,999	$12,089,209

See accompanying Notes to the Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)

	2005	2004
Revenue
Sales	$16,783,031	$11,144,952
Net agency sales (Note 5)	7,543,982	6,898,727

Total revenue	24,327,013	18,043,679

Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization)	15,543,066	10,855,665
General and administrative	3,278,871	2,812,821
Selling and marketing	1,905,988	1,562,150
Product development	1,312,263	1,405,248
Merger costs (Notes 4(b) and 11)	658,652	—
Depreciation and amortization	1,142,474	835,035

Total operating costs and expenses	23,841,314	17,470,919

Operating income	485,699	572,760
Other income	39,265	13,888
Gain on foreign exchange	34,605	51,279

Income before income taxes	559,569	637,927
Income taxes (Note 6)	—	(79,000)
Equity income (loss) from investee	103,878	(64,491)

Net income	$663,447	494,436

Net income per share (Note 4(d))
- basic	$0.02	$0.01

- diluted	$0.01	$0.01

Weighted-average number of common shares (Note 4(d))
- basic	44,066,389	43,889,334

- diluted	47,426,389	43,889,334

See accompanying Notes to the Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)

				Accumulated Other
	Number of Common		Additional Paid-in	Comprehensive		Total Shareholders’
	Shares	Common Shares	Capital	Income	Accumulated Deficit	Equity

Balance, April 1, 2003	43,889,334	$15,006,743	$2,725,492	$45,845	$(14,323,599)	$3,454,481
Net income		—	—	—	494,436	494,436
Foreign currency translation adjustment		—	—	232,121	—	232,121

Comprehensive income						726,557

Balance, March 31, 2004	43,889,334	15,006,743	2,725,492	277,966	(13,829,163)	4,181,038
Issuance of shares (Note 4(b))	2,937,500	235,000	—	—	—	235,000
Reclassification to additional paid-in capital on emigration		(15,194,916)	15,194,916	—	—	—
Net income		—	—	—	663,447	663,447
Foreign currency translation adjustment		—	—	187,082	—	187,082

Comprehensive income						850,529

Balance, March 31, 2005	46,826,834	$46,827	$17,920,408	$465,048	$(13,165,716)	$5,266,567

See accompanying Notes to the Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)

	2005	2004
Operating activities
Net income	$663,447	$494,436
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,142,474	835,035
Equity (income) loss from investments	(103,878)	64,491
Deferred income taxes	—	79,000
Merger costs	235,000	—
Amortization of lease inducement	25,547	—
Net change in non-cash operating assets and liabilities
Accounts receivable and other	(3,787,862)	(2,305,139)
Inventories	(2,074,656)	(1,009,052)
Prepaid expenses and deposits	113,603	31,172
Accounts payable and accrued liabilities	7,981,805	1,812,949
Deferred revenue	817,858	(84,848)

Net cash provided by (used in) operating activities	5,013,338	(81,956)

Investing activities
Restricted cash	20,000	—
Deferred development costs	(94,786)	(49,335)
Deferred inducements, net of related receivables	—	197,686
Purchase of machinery and equipment	(912,044)	(1,170,118)
Purchase of intangible	(265,000)	—

Net cash used in investing activities	(1,251,830)	(1,021,767)

Financing activity
Repayment of capital lease obligations	(87,402)	(182,934)

Net cash used in financing activity	(87,402)	(182,934)

Increase (decrease) in cash	3,674,106	(1,286,657)
Cash and cash equivalents, beginning of year	852,406	2,139,063

Cash and cash equivalents, end of year	$4,526,512	$852,406

Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—

Supplemental disclosure of non-cash financing and investing items

Issue of promissory note on acquisition of intangible	$600,000	$—
Equipment acquired under capital lease obligations	$—	$349,155
Tenant inducements for leased premises	$—	$540,466
See accompanying Notes to the Consolidated Financial Statements.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
1.	DESCRIPTION OF BUSINESS

DataWave Systems Inc. (the “Company” or “DataWave”) sells and distributes prepaid products using proprietary systems for activating products at the point-of-sale. DataWave designs, develops, produces, owns and manages a proprietary, intelligent, automated, direct merchandising network (the “DataWave System”). The DataWave System is comprised of point-of-sale-activation (“POSA”) terminals, free-standing “smart” machines (“DTMs”), and cash registers or web-based applications. All of these devices are connected to proprietary server and database systems through wireless, land line wide area networks or host-to-host connectivity, and are capable of dispensing multiple prepaid products and services. In addition, DataWave sells prepaid calling cards and point-of-sale activated prepaid cellular personal identification numbers (“PINs”) on a wholesale basis to certain retail operators and other customers.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
(a)	Principles of consolidation

The consolidated financial statements include the accounts of DataWave and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

(b)	Equity investment

In December 2002, DataWave entered into an agreement to invest in a new corporation called Nextwave Card Corp (“NCC”) that develops and provides prepaid stored value programs.

DataWave accounts for this investment under the equity method and records its 50% share of income or loss as equity income (loss) from investee.

(c)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, accounting for doubtful accounts, assessing the recoverability of machinery and equipment, intangibles and goodwill, amortization, valuation allowance for deferred income tax assets, accruals for cost of time in excess of amounts billed by service providers, income and capital taxes and contingencies. Actual results could differ from those estimates.

(d)	Foreign currency translation

DataWave’s functional currency is the U.S. dollar since it is the currency of the primary economic environment in which the company operates. Assets and liabilities of subsidiaries having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and income statement accounts are translated at average rates of exchange for the year. In accordance with SFAS No. 52, Foreign Currency Translation, gains or losses resulting from translating foreign currency financial statements are reflected in accumulated other comprehensive income, a separate component of shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in net income.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(d)	Foreign currency translation (continued)

Due to foreign exchange rate fluctuations between the U.S. and Canadian dollars in the period, translation of the Canadian operations resulted in an increase in other comprehensive income of $187,082 for the year ended March 31, 2005 (March 31, 2004 - $232,121).

(e)	Cash and cash equivalents

Cash and cash equivalents include cash deposited in DataWave’s vending equipment, cash on hand and highly liquid money market instruments with original terms to maturity of less than 90 days.

(f)	Restricted cash

Restricted cash consists of cash pledges with banks as collateral for letters of credit issued.

(g)	Inventories

Inventories for cost of time for prepaid long distance and for prepaid cellular airtime are recorded at the lower of weighted average cost or market value.

Inventories for prepaid pre-activated calling cards, related cards, promotional and other supplies are valued at the lower of weighted average cost or market value. Component parts and supplies used in the assembly of machines and related work-in-progress are included in machinery and equipment. Slow moving and obsolete inventory is reviewed regularly and written down based on management’s forecast of use over the next twelve months.

(h)	Revenue recognition

Revenues are recognized when the following criteria are met:
•	pervasive evidence of an arrangement exists

•	delivery has occurred or services have been rendered

•	the price is fixed or determinable, and

•	collectibility is reasonably assured.
In addition, the Company applies the following specific revenue recognition policies:
The Company’s revenues are primarily generated from the resale of prepaid long distance and cellular telephone time, principally from the sale of prepaid calling cards and point of sale activated PINs. Sales of prepaid calling cards and point of sale activated PINs under third party brands, where DataWave is not the primary obligor of the related phone service, has no significant continuing obligation with respect to services being rendered subsequent to sale, the price to the consumer is fixed and determinable and collection is reasonably assured, are recognized at the date of sale to the consumer on a net basis. The resulting net revenue earned is calculated as the difference between the gross proceeds received and the cost of the related phone time.
Sales of Company or custom branded cards where DataWave incurs inventory risk but does not provide the related telephone time are recognized on a gross basis on the date of sale to the consumer when title to the card transfers, collectibility of proceeds is reasonably assured, the full obligation to the phone service provider is fixed and determinable, and DataWave has no significant continuing obligations.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(h)	Revenue recognition (continued)

Sales from certain prepaid phone cards where our obligation to the phone service provider is not fixed or determinable at the date of delivery are deferred and recognized on a gross basis when phone service has been delivered to the consumer, and its cost determined, or as the card is used or expires.

Fees and Service revenues include transaction, service and processing fees. The nature of these fees is charges for processing transactions at the point of sale, including prepaid cellular and prepaid long distance. Fees are included in contractual arrangements with our customers and are billed weekly to customers. Revenues from communications processing services and internet services are recognized at the date of sale when no significant continuing obligation exists and the fee is collected or reasonably assured.

(i)	Product development costs

Costs for the internal development of new software systems and substantial enhancements to existing software systems to be sold or used in the sale of products are expensed as incurred until technological feasibility has been established and revenue can be generated, at which time any additional costs are capitalized. These costs consist of payments made to third parties and the salaries of employees working on such product development. Amortization of product development costs commences with commercial production and is charged as an expense using the straight line method over the life of the contracts.

Research costs are charged as an expense in the period in which they are incurred.

(j)	Capitalized internal use software costs

DataWave capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These costs consist of payments made to third parties and the salaries of employees working on such software development. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized computer software costs are amortized using the declining balance method by a percentage of 30%.

Software maintenance and training costs are expensed in the period in which they are incurred.

(k)	Advertising costs and sales incentives

The Company’s sales and other incentives are recognized as a reduction of revenue, unless an identifiable benefit is received in exchange. For the year ended March 31, 2005, sales and other incentives included as a reduction of revenue totalled $138,632 (2004 — $169,577).

Certain advertising and promotional incentives in which the Company exercises joint-control over the expenditure, receives an incremental benefit and can ascertain the fair value of advertising and promotion incurred are included in cost of revenues.

The majority of the Company’s advertising expense relates to its consumer long distance business. Most of the advertisements are in print media, with expenses recorded as they are incurred. For the years ended March 31, 2005 and 2004, advertising expense totalled $103,622 and $52,372 respectively, included within selling and marketing costs.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(l)	Machinery and equipment

Machinery and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated over the estimated useful lives of machinery and equipment as follows:

Computer equipment and software	30% declining balance
Office equipment	20% declining balance
Other machinery and equipment	30% declining balance
Vending, DTM and OTC equipment	3 years straight-line
Leasehold improvements	10 years straight-line or
shorter lease term
Parts, supplies and components are depreciated when they are used.

(m)	Impairment of long-lived assets

The Company reviews its long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset. Long-lived assets classified as held for sale are reported at the lower of carrying value and fair value less estimated selling costs. For assets to be disposed of other than by sale, an impairment loss is recognized when the carrying value is not recoverable and exceeds the fair value of the asset.

(n)	Goodwill and other intangible assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company does not amortize goodwill and intangible assets with indefinite lives. Instead, these assets are reviewed annually (or more frequently under certain conditions) for impairment. Other intangible assets comprising customer lists and an international license are amortized over 6 and 5 years respectively, management’s best estimate of their useful lives.

(o)	Financial instruments
(i)	Fair value

DataWave estimates that the carrying values of its cash and cash equivalents, accounts receivable, restricted cash, and accounts payable and accrued liabilities approximate fair value at March 31, 2005 and 2004. The fair value of the convertible promissory note is not practically determinable due to the related party nature of this financial instrument.

(ii)	Credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable, cash and cash equivalents. Concentration of credit risk with respect to trade accounts receivable is significant due to

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
the high volume of revenues from a small customer base, primarily in Canada. This concentration of business increases the Company’s risk associated with non-payment by these customers. The Company manages the risk by regular, ongoing credit evaluations, setting payment terms at seven days, and may require customers to provide collateral to reduce risk. DataWave places its cash and cash equivalents with several major financial institutions of high credit standing. The Company does not believe there is significant financial risk from non-performance by the holders of the Company’s cash and cash equivalents.

At March 31, 2005, the top ten customers accounted for 66% of accounts receivable (2004 — 71%). The Company is also exposed to certain concentration of revenues and economic dependence (Note 5 (c)).

Accounts receivable also includes amounts due from contractors who collect cash from and service the Company’s DTM and other vending machines. Certain of these contractors are not bonded resulting in credit risk to the Company.

Write-offs of accounts receivable balances were not significant in each of the years ended March 31, 2005 and March 31, 2004.

(iii)	Foreign exchange risk

DataWave is exposed to foreign exchange risks due to revenues and costs denominated in Canadian dollars (Note 5 (b)).
(p)	Income taxes

DataWave follows the asset and liability method of accounting for income taxes, in accordance with SFAS No. 109 Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefits of losses available to be carried forward to future years for tax purposes. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized. Measurement of current and deferred tax liabilities and assets is based on the provisions of the enacted tax law, the effects of future changes in tax laws or rates are not anticipated.

(q)	Earnings per share

Basic net income per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed in accordance with the treasury stock method and “if converted” method, as applicable, which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common stock from outstanding stock options, warrants and convertible debt.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
(r)	Stock-based compensation

The Company accounts for stock-based compensation in accordance with the intrinsic value method prescribed by APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees and related interpretations. Under APB 25, compensation expense is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the options on the date of grant; this compensation is amortized over the vesting period.

In accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure the Company provides pro-forma information regarding net income and net income per share for awards granted or modified after December 31, 1994 as if the stock-based awards to employees had been accounted for under the fair value method prescribed by SFAS No. 123, Accounting for Stock Based Compensation. The fair value of the Company’s stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.

In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the models used reflect management’s best estimate of the fair value of its stock-based awards to employees.

The fair value of the Company’s stock-based awards to employees issued during 2005 and 2004 was estimated assuming no expected dividends and using the following weighted-average assumptions:

	2005	2004
Expected life (years)	5.0	3.6
Expected volatility	179%	95%
Risk-free interest rate	3.9%	3.8%
The weighted-average estimated fair values of employee stock options granted during fiscal years 2005 and 2004 were $0.09 and $0.05 per share, respectively.
If the computed fair values of 2005 and 2004 awards had been amortized to expense over the vesting period of the awards as prescribed by SFAS 123, net income and net income per share would have been:

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)

	2005	2004
Net income – as reported	$663,447	$494,436
Add: Stock-based employee compensation expense (recovery) included in reported net income	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(238,801)	(56,810)

Pro-forma net income	$424,646	$437,626

Net income per share – as reported
Basic	$0.02	$0.01

Diluted	$0.01	$0.01

Net income per share – pro-forma
Basic and diluted	$0.01	$0.01

(s)	Comparative figures

Certain of the prior period’s comparative figures have been reclassified to conform with the current period’s presentation.

(t)	Recently issued accounting pronouncements

In December 2003, the Staff of the SEC issued SAB No. 104, Revenue Recognition (“SAB 104”). SAB 104 revises or rescinds portions of the interpretative guidance included in SAB 101 in order to make this interpretative guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. SAB 101, “Revenue Recognition in Financial Statements,” which was issued in December 1999, provides guidance to SEC registrants on the recognition, presentation and disclosure of revenues in the financial statements. The provisions of SAB 104 did not have a material impact on the Company’s financial position or results of operations.

In December, 2003, the FASB revised FIN No. 46, Consolidation of Variable Interest Entities, which clarifies the application of Accounting Research Bulletin No. 51 Consolidated Financial Statements to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
right to received expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and or expected residual returns of the VIE. The adoption of FIN 46 and FIN 46 (R) did not have a material impact on the Company’s operating results or financial positions.

In September 2004, the EITF reached a consensus on Issue No. 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings per Share. Issue No. 04-08 addresses the issue of when the dilutive effect of contingently convertible debt instruments should be included in earnings per share. Previously, the potential dilutive effect of the conversion feature was excluded from diluted earnings per share until the contingent feature was met. Issue No. 04-08 results in contingently convertible debt instruments being included in diluted earnings per share computations regardless of whether the contingent features are met. The provisions of Issue No. 04-08 apply to reporting periods ending after December 15, 2004. The adoption of Issue No. 04-08 has resulted in our diluted earnings per share calculation including the dilutive effect of contingently convertible debt. Prior period diluted earnings per share amounts presented for comparative purposes have been restated to conform to this consensus.

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151 (“SFAS 151”), Inventory Costs – An amendment of ARB No. 43, Chapter 4. The statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. Under SFAS 151 abnormal amounts of such costs should be recognized as period costs. In addition, this statement requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal periods beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on the Company’s operating results or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 153 (“SFAS 153”), Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29. The statement amends Opinion 29 to eliminate the exception to the fair value measurement principle for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is

(t)	Recently issued accounting pronouncements (continued)

effective for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s operating results or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard No. 123 (revised 2004) (“SFAS 123R”) – Share Based Payment. The statement eliminates the alternative to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation expense in the statement of earnings based on their fair values on the date of the grant, with the compensation expense recognized over the period in which a grantee is required to provide service in exchange for the stock award. The fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. The statement is effective for small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company expects to adopt this statement using a modified prospective application. As

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
such, the compensation expense recognition provisions will apply to new awards and to any awards modified, repurchased or cancelled after the adoption date. Additionally, for any unvested awards outstanding at the adoption date, we expect to recognize the compensation expense over the remaining vesting period.
The Company has begun, but has not yet completed, evaluating the impact of adopting SFAS 123R on results of operations. The Company currently determines the fair value of stock based compensation using a Black-Scholes option pricing model. In connection with evaluating the impact of adopting SFAS 123R, the potential implementation of different valuation models to determine the fair value of stock-based compensation are also being considered, although no decision has yet been made. The adoption of SFAS 123R may have a material impact on the results of operations, regardless of the technique used.
On June 1, 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, (“SFAS 154”) a replacement of APB Opinion No. 20 and FAS Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. The Company will adopt SFAS 154 at November 1, 2005 and does not anticipate any material change to its operating results.
3.	BALANCE SHEET DETAILS
(a)	Accounts receivable and other

	2005	2004
Trade accounts receivable – POSA	$4,499,592	$2,397,403
Trade accounts receivable – prepaid long distance	2,638,597	1,193,320
Less allowance for doubtful accounts	(96,360)	(12,947)
Tenant inducements	—	166,297
Other receivables	324,883	35,565

	$7,366,712	$3,779,638

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
3.	BALANCE SHEET DETAILS (Continued)
(b)	Inventories

	2005	2004
PINs and cellular time	$3,274,233	$1,777,259
Cards and prepaid long distance phone time	646,139	318,087
Part and supplies	235,242	139,097

	$4,155,614	$2,234,443

(c)	Restricted cash

As at March 31, 2005 restricted cash consists of two cash deposits pledged with banks for letters of credit issued in the amount of $16,000 and $18,000. The deposits mature October 18, 2005 and February 28, 2006, respectively, and bear interest at 1.74% and 3.3% per annum respectively.

As at March 31, 2004 restricted cash consisted of two cash deposits pledged with banks for letters of credit issued in the amount of $30,000 and $24,000. The deposits matured December 12, 2004 and February 28, 2005, respectively.

(d)	Machinery and equipment

Machinery and equipment consists of the following:

	2005
		Accumulated	Net Book
	Cost	Depreciation	Value
Computer equipment and software	$1,921,569	$1,102,811	$818,758
Office equipment	162,449	68,611	93,838
Other machinery and equipment	29,120	23,827	5,293
Parts, supplies, and components	331,690	—	331,690
Vending machines in assembly	10,873	—	10,873
Vending equipment	3,454,320	3,336,090	118,230
POSA equipment	1,969,809	1,207,702	762,107
Leasehold improvements	362,318	49,536	312,782

	$8,242,148	$5,788,577	$2,453,571

	2004
		Accumulated	Net Book
	Cost	Depreciation	Value
Computer equipment and software	$1,455,721	$672,496	$783,225
Office equipment	124,285	46,344	77,941
Other machinery and equipment	30,705	22,819	7,886
Parts, supplies, and components	332,078	—	332,078
Vending machines in assembly	28,764	—	28,764
Vending equipment	3,320,775	3,246,951	73,824
POSA equipment	1,001,559	286,612	714,947
Leasehold improvements	324,699	10,367	314,332

	$6,618,586	$4,285,589	$2,332,997

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
3.	BALANCE SHEET DETAILS (Continued)
(d)	Machinery and equipment (continued)

Vending machines in assembly includes vending machines being built as new vending machines, machines being refurbished and parts and supplies used in new and refurbished machines and as replacement parts for installed vending machines.

For the year ended March 31, 2005, the Company capitalized $20,773 of internal use software costs as computer software (2004 — $43,208).

Machinery and equipment at March 31, 2005, includes computing equipment and software with a net book value of $247,974 (2004 — $316,707) that was acquired under capital lease (Note 8).

(e)	Deferred development costs

During the year ended March 31, 2005 the Company finalized development projects to sell suppliers’ products through point-of-sale activation terminals in the Canadian marketplace and to allow distributors to sell the Company’s products through its own terminals. Development costs incurred after agreements were signed to complete the projects have been deferred and will be amortized over the life of the agreements. Net deferred development costs at March 31, 2005 were $101,567 (2004 — $49,335).

(f)	Goodwill and intangible assets

Intangible assets are comprised of goodwill, customer lists and an international license. The goodwill and customer lists were acquired in the purchase of AT&T’s Canadian prepaid card operations. Although DataWave may intend to add customer names and other information to the list in the future, the expected benefits of the acquired customer list apply only to the customers on that list at the date of acquisition. The international license was repurchased from Integrated Data Corp. on February 22, 2005 for the amount of $865,000. Details of the cost and net book value of goodwill and other intangible assets are as follows:

	2005	2004
Goodwill	$1,857,985	$1,845,619

Intangible assets – customer lists and international license	$1,577,175	$657,342
Less accumulated amortization	497,332	278,813

Net intangible assets	$1,079,843	$378,529

Goodwill and intangible assets, net	$2,937,828	$2,224,148

Amortization for the next five years is $1,079,843.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
3.	BALANCE SHEET DETAILS (Continued)
(g)	Accounts payable and accrued liabilities

	2005	2004
Trade accounts payable – PINs and cellular time	$8,663,602	$3,903,421
Trade accounts payable – prepaid long distance	3,209,064	799,699
Trade accounts payable – other	500,659	675,938
Accrued compensation and benefits	56,620	83,965
Co-op and rebate accruals	312,993	256,140
Long-distance time accruals	599,098	700,551
Other accrued liabilities	1,089,165	495,055
State, local, GST (net) and other taxes payable	116,221	165,846

	$14,547,422	$7,080,615

On value-added tax filings in Canada, input tax credits earned are claimed against GST collected (At March 31, 2004, $557,396 of input tax credits earned has been reclassified from accounts receivable and other and reflected net against GST collected and payable).

(h)	Convertible promissory note

In January 2005, DataWave entered into an agreement with Integrated Data Corp. (“IDC”) to buy back an exclusive international license for $865,000.

The purchase price of $865,000 consists of $265,000 cash and $600,000 in the form of a two-year convertible, interest free promissory note payable to IDC. Within two years after the execution of the agreement of sale, IDC, at its sole discretion, shall have the right to convert the note upon demand into DataWave common shares at $0.08 per share for a total of 7,500,000 newly issued DataWave common shares. If IDC does not exercise its right to convert the note to DataWave shares within the 2-year period, DataWave shall have the option to either repay IDC the original loan amount in cash ($600,000), or convert the note into DataWave common shares issued to IDC at $0.08 per share for a total of 7,500,000 newly issued DataWave common shares.
4.	COMMON SHARES
(a)	Authorized

100,000,000 common shares with par value $0.001.

(b)	Issuance

During the year ended March 31, 2005 the Company issued 2,937,500 common shares with par value $0.001. Under the “Merger Break-Up and Mutual Release Agreement” with Integrated Data Corp. (“IDC”) the Company agreed to pay IDC $470,000 as compensation for IDC’s costs relating to the merger negotiations; this was recorded under Merger costs included in the Company’s operating costs for the year ended March 31, 2005. The Company paid $235,000 in cash and issued 2,937,500 common shares to IDC, recorded at a fair value of $0.08 per share.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
4.	COMMON SHARES (Continued)
(c)	Share purchase options

The Company has two stock option plans in place: the 1998 Stock Option Plan and the 2000 Stock Option Plan. Under the terms of both Stock Option Plans, the Board of Directors may grant stock options to employees, officers, directors and independent consultants of the Company and its subsidiaries for their contributions to the Company. Options granted under both Stock Option Plans are not transferable by an optionee, and each option is exercisable only by such optionee. The expiry date will be fixed by the board of directors but will be not later than the tenth anniversary of the award date and the exercise price of each option will be not less than 100% of the fair market value on the date of grant, and will be determined by reference to the market price for our shares for the ten trading days immediately preceding the day on which the board granted the option. In no cases will an optionee be granted an option where the number of shares that may be purchased by an optionee pursuant to the option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, 5% of our issued and outstanding share capital as of the award date of the option being granted.

The Company does note expect to issue any further options under the 1998 stock Option Plan. As of March 31, 2005, stock options in respect of 572,500 shares were outstanding, of which 350,000 were issued to directors and officers of the Company.

The Company is authorized to issue options to acquire up to 5,266,720 common shares of our company under the 2000 Stock Option Plan. The Compensation Committee of the Board of Directors resolved on January 31, 2005 and February 18, 2005 to grant options in respect of 2,750,000 common share to the directors and certain officers of the Company. The Company has not entered into options agreement with the individual optionees regarding the foregoing grants. As of March 31, 2005, there are 2,516,720 common shares available for future grant under the 2000 Plan.

		Weighted
	Number of	Average
	shares	Exercise Price
Balance outstanding, April 1, 2003	4,971,484	$0.22
Options granted	450,000	0.21
Options cancelled /Expired	(972,582)	0.19

Balance outstanding, March 31, 2004	4,448,902	$0.22
Options granted	2,750,000	0.10
Options cancelled /Expired	(3,876,402)	0.25

Balance outstanding, March 31, 2005	3,322,500	$0.12

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
4.	COMMON SHARES (Continued)
(c)	Share purchase options (continued)

As at March 31, 2005, the following options to acquire common stock were outstanding:

		Weighted
		Average	Number of
Exercise Price	Number of	Remaining	Exercisable	Expiry
Range	Options	Contractual Life	Options	Dates
$0.16 – 0.23	572,500	1.57	514,167	July 18, 2005 to July 31, 2007
$0.10	2,400,000	4.8	2,200,000	January 31, 2010
$0.135	350,000	4.8	350,000	January 31, 2010

	3,322,500		3,064,167

(d)	Earnings per share

The following table sets out the computation of basic and diluted net income per common share Basic income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. The treasury stock method is used to calculate the dilutive effect of options and warrants.

	2005	2004
Numerator:
Net Income	$663,447	$494,436

Denominator:
Weighted average common shares outstanding	44,134,126	43,889,334
Effect of dilutive securities Stock Options	1,485,000	—
Convertible promissory note	1,875,000	—

Diluted weighted average common shares outstanding	47,494,126	43,889,334

Basic net income per share	$0.02	$0.01

Diluted net income per share	$0.01	$0.01

5.	BUSINESS SEGMENT INFORMATION
(a)	Segmented information

DataWave manufactures and operates prepaid calling card merchandising machines and re-sells long distance telephone time through prepaid and other calling cards distributed through its machines, at retail locations and on a wholesale basis to third parties. DataWave considers its business to consist of one reportable operating segment, therefore these consolidated financial statements have not been segmented.

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
5.	BUSINESS SEGMENT INFORMATION (Continued)
(a)	Segmented information (continued)

DataWave has total revenues of sales, net agency sales, and costs of revenues (exclusive of depreciation and amortization) analyzed by product, as follows:

	Prepaid		Prepaid
	Long	Prepaid	Internet	Fees and
	Distance	Cellular	Products	Service	Other	Total
Year ended March 31, 2005
Canada	$10,289,118	$—	$4,229	$2,106,435	$—	$12,399,782
U.S.	4,095,141	—	—	99,826	133,719	4,328,686
Mexico	—	—	—	—	54,563	54,563

Sales	14,384,259	—	4,229	2,206,261	188,282	16,783,031

Canada	—	92,862,525	322,333	—	—	93,184,858
U.S.	7,797,714	—	—	—	—	7,797,714
Mexico	—	—	—	—	—	—

Gross proceeds received on agency sales	7,797,714	92,862,525	322,333	—	—	100,982,572
Less payments to suppliers	(2,187,597)	(90,943,578)	(307,415)	—	—	(93,438,590)

Net agency sales	5,610,117	1,918,947	14,918	—	—	7,543,982

Canada	10,289,118	1,918,947	19,147	2,106,435	—	14,333,647
U.S.	9,705,258	—	—	99,826	133,719	9,938,803
Mexico	—	—	—	—	54,563	54,563

Total revenue	19,994,376	1,918,947	19,147	2,206,261	188,282	24,327,013
Cost of revenues	15,188,903	—	3,486	350,677	—	15,543,066

Margin	$4,805,473	$1,918,947	$15,661	$1,855,584	$188,282	$8,783,947

Year ended March 31, 2004
Canada	$7,668,077	$—	$—	$1,434,809	$—	$9,102,886
U.S.	1,618,561	—	—	—	325,537	1,944,098
Mexico	—	—	—	—	97,968	97,968

Sales	9,286,638	—	—	1,434,809	423,505	11,144,952

Canada	—	57,633,025	192,032	—	—	57,825,057
U.S.	6,076,834	—	—	—	—	6,076,834
Mexico	—	—	—	—	—	—

Gross proceeds received on agency sales	6,076,834	57,633,025	192,032	—	—	63,901,891
Less payments to suppliers	(848,063)	(55,977,676)	(177,425)	—	—	(57,003,164)

Net agency sales	5,228,771	1,655,349	14,607	—	—	6,898,727

Canada	7,668,077	1,655,349	14,607	1,434,809	—	10,772,842
U.S.	6,847,332	—	—	—	325,537	7,172,869
Mexico	—	—	—	—	97,968	97,968

Total revenue	14,515,409	1,655,349	14,607	1,434,809	423,505	18,043,679
Cost of revenues	10,525,635	—	—	250,353	79,677	10,855,665

Margin	$3,989,774	$1,655,349	$14,607	$1,184,456	$343,828	$7,188,014

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
5.	BUSINESS SEGMENT INFORMATION (Continued)
(b)	Geographic information

DataWave has long-lived assets and has earned revenue from sales to customers in the following geographic locations:

	For the year ended and as at March 31
	Revenue		Long –Lived Assets
	2005	2004	2005	2004
Canada	$14,333,647	$10,772,842	$4,570,509	$4,592,806
United States	9,938,803	7,172,869	1,085,852	124,539
Mexico	54,563	97,968	—	—

	$24,327,013	$18,043,679	$5,656,361	$4,717,345

Long lived assets consist of machinery and equipment, equity investment, deferred development costs, goodwill, intangible assets and other long term receivables.

(c)	Concentration of revenues and economic dependence

The Company is dependent on a number of customers for revenues from point-of-sale activation products and future results depend significantly on these strategic relationships.

For the year ended March 31, 2005, the top ten customers accounted for 51% of revenues (sales and net agency sales) (2004 — 44%). One customer accounted for 19% of revenues in fiscal 2005 (2004 — 16%). The Company actively seeks to expand its customer base for point-of-sale activation products to mitigate this risk.

(d)	Concentration of suppliers and economic dependence

The Company is dependent on a number of suppliers for prepaid long distance and wireless time and future results depend significantly on these strategic relationships.

For the year ended March 31, 2005, the Company’s four main suppliers, in descending order, accounted for 32%, 19%, 18% and 13% of cost of revenues respectively (2004 – 28%, 25%, 18% and 12%). The Company actively seeks to expand its supplier base to mitigate this risk.
6.	INCOME TAXES
US and Canadian components of net income before income taxes were:

	March 31,	March 31,
	2005	2004
U.S.	$755,240	$(372,052)
Canadian	(195,671)	1,009,979

	$559,569	$637,927

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
The following table reconciles the reported amount of income tax expense for the year to the amount of income tax expense that would result from applying the U.S. combined federal and state income tax rate of 39.94% (2004 — the Canadian federal income tax rate of 35.90%):

	March 31,	March 31,
	2005	2004
Income taxes based on above	$223,492	$229,016
Increase (reduction) in income taxes resulting from:
Effect of foreign tax rates different from statutory rate	10,364
Tax benefit not recognized on current year losses	333,773	40,560
Other permanent differences	11,292	4,917
Benefit on application of loss carry forwards	(611,228)	(277,180)
Assets depreciation	(15,109)	72,845
Deferred revenue	47,416	8,842

Income tax expense	$—	$79,000

The Company’s deferred tax expense was $nil for the years ended March 31, 2005 and 2004 respectively. Significant components of the Company’s deferred tax assets and liabilities at March 31, 2005 and 2004, in the Company’s two tax jurisdictions are presented below:

	March 31,	March 31,
	2005	2004
U.S.

Deferred tax assets:
Operating losses carried forward	280,387	674,290
Machinery and equipment	74,057	36,141
Intangible assets	—	—

	354,444	710,431
Valuation allowance	(354,444)	(710,431)

Net deferred tax assets	$—	$—

Deferred tax liabilities:	$—	$—

	March 31,	March 31,
	2005	2004
Canada

Deferred tax assets:
Operating losses carried forward	—	852,714
Deferred revenue	56,258	—
Machinery and equipment	188,416	159,366
Intangible assets	34,413	41,746

	279,087	1,053,826
Valuation allowance	(279,087)	(1,053,826)

Net deferred tax assets	$—	$—

Deferred tax liabilities:	$309,509	$267,766

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
6.	INCOME TAXES (Continued)

During fiscal 2005, the Company continued under the laws of Delaware. Under Canadian tax laws the Company was deemed to have disposed of all of its property at fair value. Management estimates relating to the determination of fair value and taxes resulting from the continuance are subject to the review and assessment of Canada Revenue Agency. As a result of this continuance certain Canadian loss carryforwards expired unutilized.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As at March 31, 2005, the Company does not believe it meets the criteria to recognize the deferred tax asset, and has accordingly provided a full valuation allowance. As at March 31, 2005, the Company has net operating loss carryforwards for federal income tax purposes of approximately $709,000 in the U.S., which are available, subject to restriction, to offset future federal taxable income, if any. The U.S. net operating loss carryforwards expire as follows:

2014	$326,000
2017	158,000
2019	177,000
2020	48,000

$709,000

7.	DEFERRED INDUCEMENT

In January 2004, DataWave entered into a ten year lease for office space in Richmond, British Columbia, which is being amortized over the ten year term of the lease. The agreement included cash inducements for leasehold improvements of $310,019, of which $186,011 was received during the year, and $124,008 is recorded as a long term receivable. Also included were inducements for free rent. At March 31, 2005, the deferred rent inducement was $373,186 (2004 — $308,551) less the current portion of $31,002 (2004 - $27,716).

8.	CAPITAL LEASE OBLIGATION

The future minimum lease payments for each fiscal year under the capital lease for equipment expiring in fiscal year 2007, together with the balance of the obligation under capital lease are as follows:

2006	$87,213
2007	63,328

Total minimum lease payments	150,541
Less: amount representing interest at 8.5%	10,529

140,012
Less: current portion	78,344

Balance of obligation	$61,668

DATAWAVE SYSTEMS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended March 31, 2005 and 2004
(Expressed in United States dollars, except share amounts)
9.	COMMITMENTS

DataWave has the following future minimum payments with respect to operating leases for office space, computer and office equipment:

2005	$431,898
2006	376,375
2007	304,849
2008	318,026
2009	365,308
Thereafter	895,069

$2,691,525

Rent expense, net of inducement, for the period ended March 31, 2005, was $355,174 (2004 - $241,763).

10.	EQUITY INVESTMENT

The Company has an equity investment in Nextwave Card Corp (“NCC”). For the year ended March 31, 2005, DataWave recorded equity investment income of $103,878 (2004 — $64,491 loss).

At March 31, 2005, DataWave’s cumulative share of equity investment income was $39,387 (March 31, 2004 — loss $(64,491) included in accounts payable and accrued liabilities).

11.	RELATED PARTY TRANSACTIONS

During the year the company incurred merger costs of $658,652 related to the proposed merger with Integrated Data Corp. (“IDC”), of which $470,000 (including $235,000 in common shares) was paid to IDC. The proposed merger was terminated by mutual agreement on November 9, 2004. No further costs are expected to be incurred relating to the terminated merger.

The international license was repurchased from IDC on February 2, 2005 for the amount of $865,000, being the amount agreed to and paid between related parties.

During the year ended March 31, 2005 the Company charged NCC expenses of $81,000 (2004 - $nil), which comprised sales and marketing costs incurred on behalf of NCC. As at March 31, 2005 $nil was due from NCC (2004 — $nil).

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as to which information is given in this prospectus.

Until ___, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of the dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
32,384,530 Shares
DATAWAVE SYSTEMS INC.
Common Stock

PROSPECTUS

___________, 2006

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933. Our Certificate of Incorporation and Bylaws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware law. The following discussion of our Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the actual text of our Certificate of Incorporation and Bylaws.
Our certificate of incorporation, as amended, contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors’ duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our certificate of incorporation has no effect on directors’ liability for: (1) breach of the directors’ duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors, officers and employees.
In addition to the indemnification provided for in our bylaws, we have entered into indemnification agreements with certain of our directors and officers. Such indemnification agreement indemnifies the director or officer who is a party for all liabilities and expenses, including attorney’s fees, that the director or officer may incur as a result of the director or officer’s exercise of his powers or performance of his duties relating to the management, operations, activities and affairs of the Company. The indemnity provided to a director or officer under the indemnification agreement is subject to the director or officer having acted honestly and in good faith with a view to the best interest of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his conduct was lawful.
We also maintain directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies, insuring our directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act of 1933, as amended.
Insofar as indemnification for liabilities arising under the Securities Act may be allowed to our directors, officers and controlling persons under the forgoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following is an itemized statement of the estimated cost and expenses payable by us in connection with the offering for the securities included in this registration statement:

Securities and Exchange Commission filing fee	$1,074
Blue sky fees and expenses	—
Accounting fees and expenses	$22,000
Legal fees and expenses	$5,000
Miscellaneous expenses	$3,500

Total	$31,574

ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES
We sold the securities in the past three years in the following transactions not registered under the Securities Act of 1933:
On March 3, 2005, our company entered into a Merger Break-Up and Mutual Release Agreement with Integrated Data Corp. (“IDC”), one of our company’s majority shareholders, to settle issues surviving the termination, on November 9, 2004, of a June, 2004 merger agreement between our company and IDC.
In the Merger Break-Up and Mutual Release Agreement, we agreed to pay to IDC US$470,000.00 to compensate IDC for expenses it incurred in negotiating and in partially performing its obligations under the June, 2004 merger agreement. In the Merger Break-Up and Mutual Release Agreement, IDC agreed, among other things, to waive its right to appoint a director or directors to our Board of Directors. Our company paid $235,000 of the total of $470,000 in cash and satisfied the balance of the obligation by issuing 2,937,500 of our company’s common shares at a price of US$0.08 per share, which was the closing price (last sale) for our company’s common shares as reported on the OTC Bulletin Board on February 1, 2005, the date on of which our Board of Directors approved the basic terms of the Merger Break-Up and Mutual Release Agreement. In issuing these shares to IDC, we relied on the exemption from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933.
Pursuant to a License Termination Agreement that we entered into with IDC, we issued to IDC a convertible note, in part payment for our buy back of an exclusive international license for our technology. The exclusive international license was originally granted to DataWave International Limited and eventually acquired by IDC in December 2002. The full price of the buy back was $865,000, of which $600,000 was paid by issuance of the convertible note and the rest paid to IDC in cash. The convertible note, dated February 1, 2005, was for the principal amount of $600,000, bore no interest and had a term of two years. The note was convertible into our shares of common stock at a conversion rate of $0.08 per share for a total of 7,500,000 newly issued shares. The convertible note was issued to IDC pursuant to the exemption from registration available under Rule 506 of Regulation D, promulgated pursuant to the Securities Act of 1933.
The convertible note was subsequently acquired by Sigma Fund in December 2005. See “SELLING STOCKHOLDERS” and “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” above. Pursuant to Sigma Fund’s election to convert the Convertible Note, on February 17, 2006 we issued 7,500,000 shares of common stock to Sigma Fund and cancelled the Convertible Note in full.

ITEM 27: EXHIBITS

Exhibit
No.		Description
3.1	(1)	State of Delaware Certificate of Domestication of DataWave Systems Inc.

3.2	(1)	State of Delaware Certificate of Incorporation of DataWave Systems Inc.

3.3	(1)	Bylaws of DataWave Systems Inc.

5.1	**	Opinion of Cairncross & Hempelmann, P.S.

10.1	(2)	1998 Stock Option Plan

10.2	(3)	2000 Stock Option Plan

10.3	(3)	Form of Option Agreement

10.4	(3)	Form of Indemnity Agreement

10.5	(4)	Agreement and Plan of Merger between Integrated Data Corp. and DataWave Systems Inc.

10.6	(5)	Merger Break-up and Mutual Release Agreement with Integrated Data Corp.

10.7	(6)	License Termination Agreement between Integrated Data Corp. and DataWave Systems Inc.

10.8	(3)	Employment Agreement with Joshua Emanuel

10.9	**	Registration Rights Agreement with Sigma Opportunity Fund, LLC and Integrated Technology & Systems Ltd.

21.1	**	Subsidiaries of DataWave Systems Inc.

23.1	**	Consent of Independent Registered Chartered Accountants

23.2	**	Consent of Cairncross & Hempelmann, P.S. (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page to Registration Statement)

**	Filed herewith

(1)	Previously filed as an exhibit to, and incorporated herein by reference from, the Company’s Current Report on Form 8-K filed on March 1, 2004.

(2)	Previously filed as an exhibit to, and incorporated herein by reference from, the Company’s Annual Report on Form 20F for the fiscal year ended March 31, 1998, filed on October 1, 1998.

(3)	Previously filed as an exhibit to, and incorporated herein by reference from, the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, filed on June 29, 2005.

(4)	Previously filed as an exhibit to, and incorporated herein by reference from, the Company’s Current Report on Form 8-K filed on June 4, 2004.

(5)	Previously filed as an exhibit to, and incorporated herein by reference from, the Company’s Current Report on Form 8-K filed on March 9, 2005.

(6)	Previously filed as an exhibit to, and incorporated herein by reference from, the Company’s Current Report on Form 8-K filed on January 27, 2005.

ITEM 28: UNDERTAKINGS
We hereby undertake to file with the Securities and Exchange Commission, during any period in which offers or sales of securities are made in reliance upon Rule 415 of the Securities Act, a post-effective amendment to this Registration Statement. Such post-effective amendment shall: (1) include any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) include any additional or changed material information on the plan of distribution. In addition, we hereby undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
For determining any liability under the Securities Act, we hereby undertake to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Wayne, New Jersey, on February 21, 2006.

DATAWAVE SERVICES INC.
By:	/s/ Joshua Emanuel
Joshua Emanuel, Chief Executive Officer

POWER OF ATTORNEY
     Each person whose individual signature appears below hereby constitutes and appoints Joshua Emanuel and John Gunn, or either of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
     In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date
/s/ Joshua Emanuel	Chief Executive Officer, President, and Director	February 21, 2006
Joshua Emanuel	(Principal Executive Officer)

/s/ John Gunn	Chief Financial Officer and General Manager	February 21, 2006
John Gunn	(Principal Financial Officer and Principal Accounting Officer)

/s/ John X. Adiletta	Director	February 21, 2006
John X. Adiletta

/s/ Vijay Fozdar	Director	February 21, 2006
Vijay Fozdar

/s/ Thom Waye	Director	February 21, 2006
Thom Waye